Exhibit 99.1

Independent Auditors’ Report

Report to the Board of Directors of Cirrus Logic, Inc. and the Board of Directors of Wolfson Microelectronics Limited on the Financial Statements of Wolfson Microelectronics Limited

We have audited the accompanying consolidated financial statements of Wolfson Microelectronics Limited and its subsidiaries, which comprise the consolidated statements of financial position as of December 29, 2013 and December 30, 2012 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the 52 week periods ended December 29, 2013, December 30, 2012 and 1 January, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wolfson Microelectronics Limited and its subsidiaries as of December 29, 2013 and December 30 2012 and the results of their operations and their cash flows for the 52 week periods ended December 29, 2013, December 30, 2012 and 1 January, 2012, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP

Edinburgh

United Kingdom

29 October 2014

Audited consolidated financial statements of Wolfson Microelectronics plc as of and for the fiscal year ended December 29, 2013

WOLFSON MICROELECTRONICS plc

Consolidated Income Statements

(in thousands, except for per share data)

	FISCAL YEAR ENDED
	Dec. 29,	Dec. 30,	Jan. 01,
	2013	2012	2012
Revenue	$179,436	$179,749	$156,912
Cost of sales	103,457	95,536	86,704

Gross Profit	75,979	84,213	70,208

Research and development	58,334	54,839	56,302
Selling, general and administrative	37,335	37,284	39,894
Exceptional charges / (gain)	600	1,400	(1,829)

Total operating expenses	96,269	93,523	94,367

Operating loss	(20,290)	(9,310)	(24,159)

Interest income	95	258	1,576
Other income / (expense), net	(178)	(271)	(1,470)

Loss before income taxes	(20,373)	(9,323)	(24,053)
Benefit for income taxes	(3,953)	(3,268)	(6,167)

Net loss	$(16,420)	$(6,055)	$(17,886)

Loss per Share
Basic	$(0.14)	$(0.05)	$(0.15)
Diluted	$(0.14)	$(0.05)	$(0.15)

Weighted average shares outstanding:
Basic	116,710	116,477	116,198
Diluted	116,710	116,477	116,198

WOLFSON MICROELECTRONICS plc

Consolidated Statement of Comprehensive Income

(in thousands)

	FISCAL YEAR ENDED
	Dec. 29,	Dec. 30,	Jan. 01,
	2013	2012	2012

Loss for the period:	$(16,420)	$(6,055)	$(17,886)

Other comprehensive income:
Items that will never be reclassfied to profit or loss:
Actuarial gain / (loss) on net defined benefit obligations	2,403	(504)	(3,477)
Increase in defined benefit liabilities recognised in accordance with IFRIC 14	(2,400)	—	(1,500)
Movement in unrecognised surplus on defined benefit plan	(2,236)	301	(301)
Deferred tax on net defined benefit items recognised in equity	398	16	1,320

	(1,835)	(187)	(3,958)

Items that are or may be reclassified subsequently to profit or loss:
Foreign exchange translation differences on foreign operations	(5)	(2)	3
Effective portion of changes in fair value of cash flow hedges	1,768	773	(180)

	1,763	771	(177)

Other comprehensive income for the period	(72)	584	(4,135)

Total comprehensive income for the period attributable to the owners of the Company	$(16,492)	$(5,471)	$(22,021)

WOLFSON MICROELECTRONICS plc

CONSOLIDATED BALANCE SHEET

	As at	As at
	Dec. 29,	Dec. 30,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$25,886	$19,974
Short-term deposits	—	28,000
Accounts receivable, net	28,899	37,805
Inventories	24,221	24,702
Other current assets	2,389	621

Total current assets	81,395	111,102

Property and equipment, net	20,501	24,142
Intangibles, net	32,073	32,360
Deferred tax asset	17,403	13,386

Total assets	$151,372	$180,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,966	$37,702
Other accrued liabilities	1,078	80

Total current liabilities	22,044	37,782

Other long-term obligations	4,383	3,298

Stockholders’ equity:
Capital stock	62,127	61,950
Accumulated earnings	60,429	77,339
Accumulated other comprehensive income	2,389	621

Total stockholders’ equity	124,945	139,910

Total liabilities and stockholders’ equity	$151,372	$180,990

WOLFSON MICROELECTRONICS plc

Consolidated statement of cash flows

	FISCAL YEAR ENDED
	Dec. 29,	Dec. 30,	Jan. 01,
	2013	2012	2012
	$’000	$’000	$’000

Cash flows from operating activities
Loss for the period	$(16,420)	$(6,055)	$(17,886)
Adjustments for:
Depreciation and amortisation	11,839	9,499	13,654
Foreign exchange losses/(gains)	292	(283)	219
Disposal of asset loss	35	—	—
Financial expense	178	271	1,470
Financial income	(95)	(258)	(1,576)
Equity-settled share-based payment expenses	1,674	2,626	4,100
Curtailment gain on defined benefit plan	—	—	(1,829)
Income tax credit	(3,953)	(3,268)	(6,167)
Working Capital Adjustments:
(Increase) / decrease in inventories	481	(1,801)	6,227
(Increase) / decrease in trade and other receivables	9,059	(8,266)	(2,025)
Increase / (decrease) in trade and other payables	(12,457)	11,769	(19,999)
Increase /(decrease) in provisions and employee benefits	(3,576)	(1,154)	(3,388)
Income taxes (paid) / received	64	(31)	(317)

Net cash generated from / (used in) operating activities	(12,879)	3,049	(27,517)

Interest received	106	225	337
Acquisition of property, plant and equipment and intangible assets	(7,757)	(6,148)	(6,535)
Proceeds of sales of assets	180	—	—
Acquisition of subsidiary, net of cash acquired	—	—	(4,305)
Deferred consideration paid for acquisition of subsidiary in prior year	(1,773)	(3,200)	(800)
Amounts (placed on) / withdrawn from short-term deposits	28,000	5,000	43,000

Net cash (outflow) / inflow from investing activities	18,756	(4,123)	31,697

Cash flows from financing activities
Proceeds from the issue of share capital	177	555	652
Net purchase of own shares held under trust	(2)	(7)	(5,390)
Interest paid	(14)	(29)	(95)

Net cash inflow / (outflow) from financing activities	161	519	(4,833)

Net increase / (decrease) in cash and cash equivalents	6,038	(555)	(653)
Cash and cash equivalents at start of period	19,974	20,409	21,083
Effect of exchange rate fluctuations on cash held	(126)	120	(21)

Cash and cash equivalents at end of period	25,886	19,974	20,409

Short-term deposits at end of period	—	28,000	33,000

Total cash and short-term deposits at end of period	$25,886	$47,974	$53,409

WOLFSON MICROELECTRONICS plc

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

				Accumulated
	Common	Additional		Other
	Stock	Paid-In	Accumulated	Comprehensive
	Shares	Capital	Earnings	Income	Total
	$	$	$	$	$
Balance, January 3, 2011	193	60,550	105,817	28	166,588
Net loss			(17,886)		(17,886)

Effective portion of changes in fair value of cash flow hedges				(180)	(180)

Actuarial loss on net defined benefit obligations			(3,477)		(3,477)
Increase in defined benefit liabilities recognised in accordance with IFRIC 14			(1,500)		(1,500)
Unrecognized surplus on defined benefit plan			(301)		(301)
Deferred tax on net defined benefit items recognized in equity			1,320		1,320
Equity settled share-based payment transactions			4,119		4,119
Deferred tax on equity settled share-based payment transactions recognized in equity			(2,164)		(2,164)
Share options exercised by employees		652			652
Company shares acquired by employee trust			(5,390)		(5,390)
Foreign exchange translation differences on foreign operations			3		3

Balance, January 1, 2012	193	61,202	80,541	(152)	141,784
Net loss			(6,055)		(6,055)
Actuarial loss on net defined benefit obligations			(504)		(504)
Movement in unrecognized surplus on defined benefit plan			301		301
Deferred tax on net defined benefit items recognized in equity			16		16
Foreign exchange translation differences on foreign operations			(2)		(2)

Effective portion of changes in fair value of cash flow hedges				773	773

Share options exercised by employees	1	554			555
Deferred tax on equity settled share-based payment transactions recognized in equity			423		423
Equity settled share-based payment transactions			2,626		2,626
Company shares acquired by employee trust			(7)		(7)

Balance, December 30, 2012	194	61,756	77,339	621	139,910
Net loss			(16,420)		(16,420)
Actuarial gain on net defined benefit obligations			2,403		2,403
Movement in unrecognized surplus on defined benefit plan			(2,236)		(2,236)
Deferred tax on net defined benefit items recognized in equity			398		398
Foreign exchange translation differences on foreign operations			(5)		(5)
Effective portion of changes in fair value of cash flow hedges				1,768	1,768
Share options exercised by employees		177			177
Increase in defined benefit liabilities recognised in accordance with IFRIC 14			(2,400)		(2,400)
Deferred tax on equity settled share-based payment transactions recognized in equity			(322)		(322)
Equity settled share-based payment transactions			1,674		1,674
Company shares acquired by employee trust			(2)		(2)

Balance, December 29, 2013	194	61,933	60,429	2,389	124,945

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of preparation

Wolfson Microelectronics Limited (the “Company”) is a company domiciled and incorporated in Scotland. The audited consolidated balance sheets of Wolfson as of December 29, 2013 and December 30, 2012 and the audited consolidated statements of income, comprehensive income, changes in equity and cash flows for the fifty-two weeks ended 29 December 2013 (referred to as “2013” for the purposes of these notes to the financial statements), 30 December 2012 (referred to as “2012” for the purposes of these notes to the financial statements) and 1 January 2012 (referred to as “2011” for the purposes of these notes to the financial statements) comprise those of the Company and its subsidiaries (together referred to as the “Group”). The balance sheets for the fifty-two weeks ended 29 December 2013 (referred to as “2013” for the purposes of these notes to the financial statements), 30 December 2012 (referred to as “2012” for the purposes of these notes to the financial statements) are included herein.

The Group has financial resources comprising, as at 29 December 2013: cash and cash equivalent balances of $25.9 million, 30 December 2012: cash and cash equivalent balances of $20.0 million and short term deposits of $28.0 million. The Group has no loans or borrowings or complex financial instruments as at 29 December 2013 but subsequent to the year-end a $25 million working capital bank facility was agreed (Note 28). The Group has established relationships with a number of the leading global consumer electronics manufacturers and integrated circuits developed by the Group are designed into a range of the end products for these customers. As a consequence, the directors believe that the Group is well placed to manage its business risks successfully.

(a)	Statement of compliance

The financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

(b)	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items in the balance sheet:

•	derivative financial instruments are measured at fair value (refer to note 2(f))

•	assets and liabilities recognised on acquisition as a result of business combinations are measured at fair value (refer to note 2 (e) (iv) and 2 (x) (i) and (ii))

•	net defined benefit liability measured at the fair value of plan assets less the present value of the defined benefit obligations, limited as explained in note 2 (n) (ii).

(c)	Functional and presentation currency

The financial statements are presented in United States Dollars (“US dollars”), the Group’s functional currency, rounded to the nearest thousand.

(d)	Use of estimates and judgements

The preparation of financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgements made by management in the application of IFRS that have a significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in note 27.

Exceptional Items

As permitted by IAS 1: ‘Presentation of financial statements’, the Group has disclosed additional information in respect of exceptional items on the face of the income statement in order to aid understanding of the Group’s financial performance. An item is treated as exceptional if it is considered that by virtue of its nature, scale or incidence and being of such significance that separate disclosure is required for the financial statements to be properly understood.

(e)	Changes in accounting policies

The following changes in accounting policies are reflected in the Group’s consolidated financial statements as at, and for the 52 week period ending, 29 December 2013. The Group has adopted the following new standards and amendments to standards, including any consequential amendments to other standards, with a date of initial application for the Group’s financial statements of 31 December 2012:

•	IAS 19 Employee Benefits (Revised 2011) (see (i))

•	Presentation of Items of Other Comprehensive Income (Amendments to IAS 1) (see (ii))

•	IFRS 10 Consolidated Financial Statements (2011) (see (iii))

•	IFRS 11 Joint Arrangements (see (iii))

•	IFRS 13 Fair Value Measurement (see (iv))

The nature and the effect of the changes are further explained below.

(i)	Defined benefit plan

As a result of IAS19 (2011), the Group has changed its accounting policy with respect to the basis for determining the income or expense relating to its defined benefit pension scheme. The Group has applied IAS19 (2011) retrospectively in the current period in accordance with the transitional provisions set out in the revised standard.

In accordance with IAS 19 (2011), the Group determines the net interest expense (income) for the period on the net defined benefit liability (asset) by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at the beginning of the annual period, taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Consequently, the net interest on the net defined benefit liability (asset) now comprises:

•	Interest cost on the defined benefit obligation; and

•	Interest income on plan assets.

Previously, the Group determined interest income on plan assets based on their long-term rate of expected return. Further details of the effect of this change are set out in note 1 e (v) below.

IAS 19 (2011) also required more extensive disclosures. These have been provided in note 19.

(ii)	Presentation of items of other comprehensive income

As a result of the amendments to IAS 1, the Group has modified the presentation of items of other comprehensive income in its consolidated statement of comprehensive income, to present separately items that would be reclassified to profit or loss in the future from those that would never be. Comparative information has also been re-presented accordingly. The adoption of this amendment to IAS 1 has no impact on the recognised assets, liabilities and comprehensive income of the Group.

(iii)	Subsidiaries and joint arrangements

There are no changes to the accounting for subsidiaries within the Group as a result of IFRS 10 (2011). The Group has no other investments in the current or prior periods and therefore IFRS 10 (2011) has no impact on the Group’s assets and liabilities.

(iv)	Fair value measurement

IFRS 13 establishes a single framework for measuring fair value and making disclosures about fair value measurements, when such measurements are required or permitted by other IFRSs. In particular, it unfired the definition of fair value as the price at which an orderly transaction to sell an asset or to transfer a liability would take place between market participants at the measurement date. It also replaces and expands the disclosure requirements about fair value measurements in other IFRSs, including IFRS 7 Financial Instruments: Disclosures. As a result, the Group has included additional disclosures in this regard in note 22.

In accordance with the transitional provisions of IFRS 13, the Group has applied the new fair value measurement guidance prospectively, and has not provided any comparative information for new disclosures. The change in fair value measurement guidance had no significant impact on the measurements of the Group’s assets and liabilities.

(v)	Summary of quantitative impact

The above changes did not impact the financial position of the Group as at 29 December 2013 or as at 30 December 2012. The following tables summarises the impact resulting from the above changes in accounting policies on the Group’s statements of comprehensive income and cash flows.

Consolidated income statement:

Effect of changes in accounting policies: Defined benefit plan (see note 1 e (i) above)

	2013	2012	2011
	$000	$000	$000
Financial Income	(150)	27	—
Net financing (expense) / income	(150)	27	—
Loss before tax	(150)	27	—
Income tax credit	32	(6)	—
Overall (increase) / decrease in loss for the period	(118)	21	—

Consolidated statement of comprehensive income:

Effect of changes in accounting policies: Defined benefit plan (see note 1 e (i) above)

	2013	2012	2011
	$000	$000	$000
Loss for the period	(118)	21	—
Actuarial gain / (loss) on net defined benefit obligations	150	(27)	—
Deferred tax on net defined benefit items recognised in equity	(32)	6	—
Overall impact on total comprehensive income for the period	—	—	—

Statements of cash flows:

Effect of changes in accounting policies: Defined benefit plan (see note 1 e (i) above)

	2013	2012	2011
	$000	$000	$000
Loss for the period	(118)	21	—
Financial income	150	(27)	—
Income tax credit	(32)	6	—
Overall increase in net cash (outflow) / inflow from operating activities	—	—	—

(f)	Restatement of comparatives

During 2012, the provisional fair value of the contingent consideration in respect of the acquisition, in 2011, of Dynamic Hearing Pty Ltd was finalised, resulting in an increase in contingent consideration payable of $131,000 and a corresponding increase of $131,000 in goodwill. The amounts for other payables and for intangible assets at 1 January 2012 have been restated accordingly.

2. Significant accounting policies

The accounting policies set out below, unless otherwise stated in note 1(e) above, have been applied consistently to all periods presented in these financial statements.

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are included in the consolidated financial statements from the date on which control commences to the date that control ceases. All subsidiaries have 29 December 2013 as their financial year end.

(ii)	Transactions eliminated on consolidation

Intragroup transactions, balances and any unrealised gains and losses or income and expenses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements.

(b)	Business combinations

Business combinations are accounted for using the acquisition method as at the acquisition date, which is the date on which control is transferred to the Group (see note 2 (a) (i)). The consideration transferred in the acquisition is generally measured at fair value as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment (refer to note 2 (k)).

The Group measures goodwill at the acquisition date as:

•	the fair value of the consideration transferred; plus

•	the recognised amount of any non-controlling interest in the acquiree; plus

•	if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree; less

•	the net recognised amount (generally fair value) of the identifiable assets acquired and liabilities assumed.

When the excess is negative, a bargain purchase gain is recognised immediately in profit or loss.

Transaction costs, other than those associated with the issue of debt or equity securities that the Group incurs in connection with a business combination are expensed as incurred. For any business combinations which had an acquisition date prior to 1 July 2009, transaction costs, other than those associated with the issue of debt or equity securities, that the Group incurred in connection with business combinations were capitalised as part of the cost of the acquisition.

Any contingent consideration payable is measured at fair value at the acquisition date. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments (see below). If the contingent consideration is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, for any business combinations which occur on or after 1 July 2009, subsequent changes in the fair value of the contingent consideration are recognised in profit or loss.

For any business combinations which had an acquisition date prior to 1 July 2009, subsequent adjustments in the fair value of the contingent consideration are made against goodwill, except in the case of equity instruments, in which case the adjustment is made in equity.

If there is adjustment to any deferred tax assets of the acquiree subsequent to the date of acquisition this impacts the measurement of goodwill only if it occurs within the measurement period (see below) and if it results from new information about facts and circumstances that already existed at the acquisition date. If this is not the case then the impact of the recognition or remeasurement of such deferred tax assets is recognised in profit or loss.

The measurement period is the period from the date of acquisition to the date the Group receives complete information about facts and circumstances that existed as of the acquisition date – and is subject to a maximum of one year.

(c)	Foreign currency

(i)	Foreign currency transactions and balances

Transactions in currencies, other than US dollars, are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities in currencies other than US dollars at the balance sheet date are translated to US dollars at the exchange rate ruling at that date. Exchange differences arising on translation are recognised in the income statement except for differences arising on qualifying cash flow hedges which are recognised directly in equity (see accounting policy (f)). Non-monetary assets and liabilities that are measured in terms of historical cost in a currency other than US dollars are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in currencies other than US dollars that are measured at fair value are retranslated to US Dollars at the date that fair value was determined.

(ii)	Financial statements of foreign operations

The assets and liabilities of operations outside the UK, including goodwill and fair value adjustments arising on acquisition, are translated to US dollars at foreign exchange rates ruling at the balance sheet date. The income and expenses of foreign operations reported in other currencies are translated to US dollars at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on retranslation of opening net assets or liabilities are recognised directly in equity and reported in other comprehensive income.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign currency gains and losses arising from such items are considered to form part of a net investment in the foreign operation and are recognised in other comprehensive income and reported directly in equity.

(d)	Property, plant and equipment

(i)	Owned assets

Items of property, plant and equipment are measured at cost less accumulated depreciation (see accounting policy (d) (ii)) and accumulated impairment losses (see accounting policy (k)).

Cost includes the expenditure that is directly attributable to the acquisition of the asset.

Where parts of an item of property, plant and equipment have different estimated useful lives, they are accounted for and depreciated as separate items of property, plant and equipment.

Subsequent expenditure is capitalised only when it is probable that the future economic benefits associated with the expenditure will flow to the Group or the Company. On-going repairs and maintenance expenditure is expensed as incurred.

(ii)	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset, less its residual value. Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of property, plant and equipment. Freehold land is not depreciated.

The estimated useful lives are as follows:

Freehold property	25 years
Plant and equipment	1 to 5 years
Computer hardware	1 to 3 years
Furniture and fittings	10 years
Motor vehicles	4 years

The residual values and estimated useful lives, of items of property plant and equipment, are reviewed annually and are adjusted if appropriate.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the net disposal proceeds with the carrying amount and are included in the income statement.

(e)	Intangible assets

(i)	Goodwill

Goodwill that arises on the acquisition of subsidiaries is recognised as an intangible asset at the acquisition date. For the measurement of goodwill at initial recognition, see accounting policy (b).

Subsequent measurement

Goodwill is not amortised but is measured at cost less accumulated impairment losses (see accounting policy (k)).

(ii)	Research and development

Expenditure on research activities undertaken with the prospect of gaining new scientific or technical knowledge and understanding is recognised as an expense in the income statement as incurred.

When it has been assessed that a product (including software) is technically feasible, production and sale are intended, a market exists and sufficient resources are available to complete the project, development costs thereafter are capitalised and amortised from the date of the first sale on a straight-line basis over the estimated useful life of the product. The Group believes its current process for developing products is essentially completed when products have achieved the ‘Release to Production’ status which confirms technical and commercial feasibility of the products to be manufactured and sold to the commercial marketplace. Development costs incurred after the establishment of technical and commercial feasibility have not been significant and, therefore, no costs have been capitalised to date. Where no internally-generated intangible asset can be recognised based on the above criteria, development expenditure is recognised as an expense in the period in which it is incurred. Expenditure incurred in relation to the maintenance and / or enhancements of existing products is not considered to be of a development nature and, accordingly, is also recognised as an expense in the income statement as incurred.

(iii)	Computer software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring into use the specific software. These costs are amortised using the straight-line method over their estimated useful lives (one to three years).

Costs associated with maintaining computer software programmes are recognised as an expense as incurred. Costs that are directly associated with the development of identifiable and unique software items controlled by the Group, and that will probably generate economic benefits exceeding costs beyond one year, are capitalised as intangible assets. Other costs associated with developing or maintaining computer software programmes are recognised as an expense as incurred.

Computer software development costs recognised as assets are amortised using the straight-line method over their estimated useful lives (not exceeding three years).

(iv)	Other intangible assets

Other intangible assets are stated at cost or, for items acquired in business combinations, at fair value as of initial recognition date or business combination date, net of amortisation and any provision for impairment. The directors are primarily responsible for determining the fair value of intangible assets acquired as part of a business combination although independent valuations are obtained for those intangible assets which are significant.

Amortisation is provided at rates so as to write off the cost or fair value, less estimated residual value, of each asset on a straight line basis over its expected useful economic life.

The principal economic lives used for this purpose are:

Acquired in-process research and development	5 years
Developed technology	5 years
Existing agreements and customer relationships	2 to 3.5 years
Intellectual property rights	10 years
Technology licences	6 months to 3 years

Amortisation methods, useful lives and the estimated residual values are reviewed and adjusted, if appropriate, at each balance sheet date.

(f)	Derivative financial instruments, including hedge accounting

The Group holds derivative financial instruments to hedge some of its foreign currency exposures. Derivatives are recognised initially at fair value; attributable transaction costs are recognised in profit or loss when incurred. Subsequent to initial recognition, derivatives are measured at fair value and changes therein are accounted for as described below.

Cash flow hedges

A cash flow hedge is when a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction that could affect profit or loss. Changes in the fair value of the derivative hedging instrument designated as a cash flow hedge are recognised directly in other comprehensive income to the extent that the hedge is effective and presented in the hedging reserve in equity. To the extent that the hedge is ineffective, changes in fair value of the derivative are recognised immediately in profit or loss.

If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated or exercised, or the designation is revoked then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognised in other comprehensive income and presented in the hedging reserve in equity remains there until the forecast transaction occurs and affects profit or loss.

When the hedged item is a non-financial asset, the amount accumulated in equity is included in the carrying amount of the asset when the asset is recognised. If the forecast transaction is no longer expected to occur, then the balance in other comprehensive income is recognised immediately in profit or loss. In other cases, the amount recognised in other comprehensive income is transferred to profit or loss in the same period that the hedged item affects profit or loss.

(g)	Trade and other receivables

Trade and other receivables are initially stated at their fair value plus any directly attributable transaction costs. Subsequent to initial recognition, such assets are measured at amortised cost using an effective interest rate less any impairment losses (see accounting policy (k)). A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the asset’s carrying amount and the estimated future cash flows, discounted if material. The amount of the provision is recognised in the income statement.

(h)	Inventories

Inventories are measured at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses.

The cost of inventories is based on the first-in first-out method and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes raw materials, other direct costs and related overheads based on normal operating capacity.

(i)	Short-term deposits

Short-term deposits comprise cash deposits held with highly credit rated financial institutions with original maturities of more than three months and up to one year.

(j)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits, with original maturities of three months or less, held with banks.

(k)	Impairment

The carrying amounts of the Group’s actual assets, other than financial assets, inventories (see accounting policy (h)) and deferred tax assets (see accounting policy (t)), are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated (see accounting policy (k)(i)).

Assets, including goodwill, that have an indefinite useful life or are not yet available for use are not subject to amortisation and are tested annually for impairment.

An impairment loss is recognised for the amount by which the carrying amount of an asset or its cash-generating unit (CGU) exceeds its estimated recoverable amount. Impairment losses are recognised in the income statement. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGUs and then to reduce the carrying amount of the other assets in the CGU on a pro rata basis.

(i)	Calculation of recoverable amount

The recoverable amount of an asset or a CGU is the greater of its fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. The goodwill acquired in a business combination, for the purpose of impairment testing, is allocated to groups of cash-generating units that are expected to benefit from the synergies of the combination.

(ii)	Reversals of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. An impairment loss in respect of goodwill is not reversed subsequently.

(l)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

(m)	Interest-bearing borrowings

Interest-bearing borrowings are recognised initially at fair value, net of attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest rate basis.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

(n)	Employee benefits

(i)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the income statement when services are rendered by employees.

(ii)	Defined benefit plan

The Group’s net obligation in respect of the defined benefit pension plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted. The discount rate is the yield at the balance sheet date on high quality credit rated bonds which are denominated in the currency in which the benefits will be paid, and that have maturity dates approximating the terms of the Group’s obligations. The calculation is performed by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset to the Group, the recognised asset is limited to the total of any unrecognised past service costs and the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to the plan. An economic benefit is available to the Group if it is realisable during the life of the plan, or on settlement of the plan liabilities.

The movement in the net obligation in respect of the defined benefit pension plan is split between operating expenses and net financing income / (expense) in the income statement and actuarial gains and losses in other comprehensive income. Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognised immediately in other comprehensive income. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (assets) at that time, taking into account any changes in the net defined liability (assets) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to the defined benefit pension plan are recognised in profit or loss.

The Group recognises gains and losses on the curtailment or settlement of a defined benefit plan when the curtailment or settlement occurs. The gain or loss on curtailment or settlement comprises any resulting change in the fair value of plan assets, any change in the present value of the defined benefit obligation, any related actuarial gains and losses and past service cost that had not previously been recognised.

The Group recognises immediately all actuarial gains and losses arising from defined benefit plans directly in other comprehensive income.

(iii)	Share-based payment transactions

Share options

The share option schemes allow Group employees to acquire shares of the Company.

Share options granted before 7 November 2002

No expense is recognised in respect of these options. When the share options are exercised, the proceeds received are allocated between share capital and share premium. The disclosures required by IFRS2 have been given for these options.

Share options granted after 7 November 2002 and vested after 1 January 2005

IFRS 2 “Share-based payments” is effective in respect of options granted after 7 November 2002 and which had not vested as at 1 January 2005. There were no options granted after 7 November 2002 which had vested before 1 January 2005. The fair value of options granted to employees is recognised as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employee becomes unconditionally entitled to the options. The fair value of the options granted is measured using a Black-Scholes model, taking into account the terms and conditions upon which the options were granted.

The amount recognised as an expense is adjusted to reflect the number of share options that for which the related service and non-market vesting conditions are expected to be met, such that the amount ultimately recognised as an expense is based on the number of share options that do meet the related service and non-market performance conditions at the vesting date. The estimates of the number of options that are expected to become exercisable are reviewed at each balance sheet date. The impact of the revision of original estimates, if any, is recognised in the income statement and a corresponding adjustment to equity. For share option awards with non-vesting conditions, the grant date fair value of the share option is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium (the balance) when the options are exercised.

Performance shares

The grant date fair value of contingent performance shares awarded to directors and senior management is recognised as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the shares. The amount recognised as an expense, for awards with non-market performance conditions, is adjusted to reflect the actual number of shares that vest. For performance shares award with market vesting conditions, the grant date fair value of the performance share is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

Contingent shares

The grant date fair value of contingent shares awarded to employees is recognised as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the shares. The amount recognised as an expense, for awards with service and non-market performance conditions, is adjusted to reflect the actual number of shares that vest.

Company share options and other share-based awards granted to subsidiaries

The charge related to the equity shares in the Company awarded under the share schemes to employees of subsidiary companies is treated as an increase in the cost of investment held by the Company in the subsidiary companies of the Group.

(iv)	Bonus plans

The Group recognises a liability and an expense for cash bonuses. This expense is recognised as an employee expense. The Group recognises a liability for the amount expected to be paid under short-term cash bonus plans where contractually obliged or where there is a past practice that has created a constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(o)	Employee share trusts

The Company has established two employee share trusts: “The Wolfson Microelectronics No.1 Employees’ Share Trust” and “The Wolfson Microelectronics No.2 Employees’ Share Trust” which are separately administered trusts that are funded by loans from the Company. The assets of these trusts comprise shares in the Company and cash balances. The Company recognises the assets and liabilities of these trusts in its own accounts and shares held by the trusts are recorded at cost as a deduction in arriving at shareholders’ funds.

(p)	Trade and other payables

Trade and other payables are stated at amortised cost using the effective interest rate method.

(q)	Provisions

A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

Restructuring

A provision for restructuring is recognised when the Group has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

(r)	Revenue

Revenue comprises the sale of goods, income for design services supplied and royalty income earned during the period and excludes sales taxes.

(i)	Product revenues

Revenue from the sale of goods is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. As well as selling directly to customers, the Group also sells its products via third party distributors on terms which provide some distributors with an unconditional right of return. Revenue from the sale of products via distributors with such return rights is currently recognised only when such distributors have themselves sold the goods to third parties. Once an appropriate and reliable track record for the level of returns has been established, revenue from sales to distributors will be recognised with reference to an estimate of returns considered likely.

(ii)	Design services

Design income on specific contracts is recognised in profit or loss in proportion to the stage of completion, at the reporting date, taking into account the expected costs and time to complete. The stage of completion is assessed by reference to the project milestones achieved. Where revenue exceeds payments on account, an amount recoverable under contracts is established and included within receivables. Where payments on account exceed revenue, a payment received on account is established and included within payables.

(iii)	Royalty income and licence income

Royalty income represents revenue earned under joint product development agreements and software and technology licence agreements. Such revenue is earned and income is recognised when sales of the developed product to third parties for which royalty is due are confirmed to the Group.

Revenue from technology licences is recognised on delivery to the customer, which is when it is considered the conditions outlined below are met:

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow into the Group;

•	The stage of completion of the transaction as at the end of the reporting period can be measured reliably; and

•	The costs incurred, or to be incurred for the transaction can be measured reliably.

(s)	Expenses

(i)	Operating lease payments

Payments made under operating leases are recognised in the income statement on a straight-line basis over the term of the lease.

(ii)	Net financing costs

Net financing costs comprise interest payable on borrowings calculated using the effective interest rate method, interest receivable on funds invested, net interest expense (income) on the net defined benefit liability (asset) (note 2 (n)(ii)) and the unwinding of the discount on provisions and contingent consideration.

Interest income is recognised in the income statement as it accrues, using the effective rate of interest method.

(t)	Income tax

Income tax on the profit or loss for the period comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Tax relief on the exercise of share options is allocated between the income statement and equity in accordance with IAS 12 ‘Income Taxes’.

Deferred tax is calculated using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. This includes deferred tax on share-based payments which were granted prior to 7 November 2002 and which have not been exercised. Deferred tax is recognised on temporary differences arising on the intangible assets acquired in a business combination. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are offset where there is a legally enforceable right of offset within the same taxation authority and where the Group intends to either settle them on a net basis or to realise the asset and settle the liability simultaneously.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

(u)	Earnings per share

Basic earnings per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares in issue during the period. Diluted earnings per share is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of potentially dilutive ordinary shares, which comprise share options granted to employees.

(v)	Segment reporting

An operating segment is a distinguishable component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. All operating segments’ operating results, at gross profit level, are reviewed regularly by the Group’s Chief Executive Officer to make decisions regarding resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Chief Executive Officer assesses the performance of the operating segments based on revenue and a measure of gross profit. The gross profit measurement basis excludes the effects of non-recurring expenditure from operating segments, such as restructuring costs and exceptional inventory write downs. Interest income and expenditure are not included in the result for each operating segment that is reviewed by the Chief Executive Officer. Other information provided to the Chief Executive Officer is measured in a manner consistent with that in the financial statements.

The assets and liabilities of the Group are not reviewed by the chief operating decision-maker on a segment basis. Therefore none of the Group’s assets and liabilities are segmental assets and segmental liabilities respectively and all are unallocated for segmental disclosure purposes. The segment reporting basis is reviewed by the Chief Executive Officer in view of the development of the business.

(w)	New standards and interpretations not yet adopted

The following new standards, amendments to standards and interpretations have been issued, but are not effective for the fifty-two week period ended 29 December 2013 (which began on 31 December 2012) and have not been early adopted by the Group:

•	IFRS 9 ‘Financial instruments’ (issued in 2009), IFRS 9 ‘Financial instruments’ (issued in 2010), and IFRS 9 ‘Financial instruments’ (issued in 2013). IFRS 9 (2009) introduces new requirements for the classification and measurement of financial assets IFRS 9 (2010) introduces additional changes relating to financial liabilities. IFRS 9 (2013) addresses hedge accounting. IFRS 9 replaces the parts of IAS39 that relate to the classification and measurement of financial instruments. The effective date of IFRS 9 will be determined once the classification and measurement and impairment phases of IFRS9 are finalised by the IASB.

•	‘Recoverable Amount Disclosures for Non-Financial Assets (amendment to IAS 36)’ issued in May 2013. These amendments remove the unintended consequences of IFRS 13 on the disclosures required under IAS 36. In addition, these amendments require disclosure of the recoverable amounts for the assets of CGUs for which impairment loss has been recognised or reversed during the period. These amendments are effective retrospectively for annual periods beginning on or after 1 January 2014 with earlier application permitted, provided IFRS 13 is also applied.

•	‘Annual Improvements to IFRSs 2010-2012 Cycle’ issued in December 2013. The amendments are effective for annual periods beginning on or after 1 July 2014, with earlier application permitted.

•	‘Annual Improvement to IFRSs 2011-2013 Cycle’ issued in December 2013. The amendments are effective for annual periods beginning on or after 1 July 2014, with earlier application permitted.

•	‘Defined Benefit Plans: Employee Contributions (Amendments to IAS19)’ issued in May 2013. The narrow scope amendments are effective from 1 July 2014 with earlier application permitted.

(x)	Determination of fair values

Some of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and / or disclosure purposes based on the following methods. When applicable, further information regarding the assumptions made in determining fair values is disclosed in the notes to the financial statements which are specific to that asset or liability.

(i)	Property, plant and equipment

The fair value of property, plant and equipment recognised as a result of a business combination is based on market values at date of acquisition.

(ii)	Intangible assets

The fair value of developed technology acquired as a result of a business combination is based on the discounted royalty payments that have been avoided as a result of the developed technology being owned. For in-process research and development acquired as a result of a business combination, the fair value is estimated based either on the income method taking into account the cash flows post technological feasibility or on the cost method, taking into account the estimated current cost to recreate or duplicate the technology. The fair values of licence agreements and of customer relationships acquired as a result of a business combination are estimated based on the risk adjusted present value of the marginal cash flows derived from the agreements and relationships respectively.

(iii)	Derivatives

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).

(iv)	Trade and other receivables

The fair value of trade and other receivables is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date. No disclosure of the fair value of trade and other receivables is required when the carrying amount is a reasonable approximation of fair value.

(v)	Non-derivative financial liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal cash flows, discounted at the market rate of interest at the reporting date.

(vi)	Share-based payment transactions

The fair value of employee share options is measured using the Black-Scholes model. Measurement inputs include share price on measurement date, exercise price of the instrument, weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected volatility and the risk free rate (based on government bonds). Service and non-market performance conditions attached to the share-based payment transactions are not taken into account in determining fair value.

The fair value of contingent shares is the market value of the Company’s shares on the date of the award.

The fair value of performance shares with non-market performance conditions is the market value of the Company’s shares on the date of the award. For those performance shares which have market performance conditions attached, the estimated extent to which those performance shares are likely to vest are taken into account in determining fair value on the date of the award.

(vii)	Short-term deposits

The fair value of short-term deposits is determined based on the market interest rates at the year-end for similar instruments (value and maturity) for the short-term deposits held.

3. Operating segments

Segment disclosures

The chief operating decision-maker is the Chief Executive Officer (‘CEO’) of the Company. The Chief Executive Officer reviews the Group’s internal reporting in order to assess performance and allocate resources. Management has determined the operating segments based on these reports.

The Group has three operating segments which are based on product groups. The Group has two reportable segments which are the Group’s Audio Hubs and Discrete and Power Products segments. These are reported separately to the chief operating decision-maker to allow greater management focus on the Audio Hubs strategy. The following summary describes the operations in the Group’s reportable segments:

Audio Hubs – this segment includes the supply and sale of Wolfson’s Audio Hubs high performance audio integrated circuit solutions. Audio Hubs are feature-rich devices which contain many of Wolfson’s audio technologies combined into a single Hub device.

Discrete and Power Products – this segment includes the supply and sale of integrated circuits which are discrete components, such as : Analogue-to-Digital Converters; Digital-to-Analogue Converters; and this segment also includes those components which are power management integrated circuits and the silicon microphone devices based on Micro-Electro-Mechanical Systems (‘MEMS’) technology.

The other operating segment does not meet any of the quantitative thresholds for determining a reportable segment in the fifty-two week period ended 29 December 2013 or in the fifty-two week period ended 30 December 2012 or in financial year 2011 and, accordingly, the relevant revenue and segment gross profits are shown as ‘other operating segment’.

The CEO assesses the performance of the operating segments based on revenue and a measure of gross profit. Segment gross profit is used to measure performance as management believes that such information is the most relevant in evaluating the results of the segment. The gross profit measurement basis excludes the effects of non-recurring expenditure from operating segments, such as restructuring costs and exceptional inventory write downs. Interest income and expenditure are not included in the result for each operating segment that is reviewed by the Chief Executive Officer. Other information provided to the CEO is measured in a manner consistent with that in the financial statements. The segment information is prepared using accounting policies consistent with those of the Group as a whole. There were no inter-segment transactions in the periods presented.

The assets and liabilities and capital expenditure of the Group are not reviewed by the chief operating decision-maker on a segment basis. Therefore none of the Group’s assets and liabilities are segmental assets and segmental liabilities respectively and all are unallocated for segmental disclosure purposes.

All segments are continuing operations.

	2013		2012		2011
	Rev	Gross Profit	Rev	Gross Profit	Rev	Gross Profit
	$000	$000	$000	$000	$000	$000
Audio Hubs	136,371	55,996	134,092	62,518	105,367	52,432
Discrete and Power Products	42,973	20,065	45,477	21,642	50,851	23,174
Other Operating Segment	92	(82)	180	53	694	502

Total	179,436	75,979	179,749	84,213	156,912	76,108

Reconciliations of reportable segment revenues, profit or loss, assets and liabilities and other material items

	2013	2012	2011
	$000	$000	$000
Revenues
Total revenue for reportable segments	179,344	179,569	156,218
Total revenue for other operating segment	92	180	694

Consolidated revenue	179,436	179,749	156,912

Profit or loss
Total gross profit for reportable segments	76,061	84,160	75,606
Total gross profit for other operating segment	(82)	53	502

Gross profit for segments	75,979	84,213	76,108
Exceptional charge	—	—	(5,900)

Gross profit	75,979	84,213	70,208
Unallocated amounts:
Corporate overhead expenses	(95,669)	(92,123)	(92,718)
Other exceptional items	(600)	(1,400)	(1,649)

Operating loss for the period	(20,290)	(9,310)	(24,159)

Financial income	95	258	1,576
Financial expense	(178)	(271)	(1,470)

Consolidated loss before income tax	(20,373)	(9,323)	(24,053)

	2013	2012	2011
	$000	$000	$000
Assets
Total assets for reportable segments	—	—	—
Total assets for other operating segment	—	—	—
Goodwill and acquired intangible assets: Sonaptic	20,637	20,037	19,189
Goodwill and acquired intangible assets: Oligon	4,024	4,204	4,704
Goodwill and acquired intangible assets: Dynamic Hearing	4,860	6,040	6,895
Other unallocated amounts	121,851	150,709	143,727

Consolidated total assets	151,372	180,990	174,515

Liabilities
Total liabilities for reportable segments	—	—	—
Total liabilities for other operating segment	—	—	—
Other unallocated amounts	(26,427)	(41,080)	(32,731)

Consolidated total liabilities	(26,427)	(41,080)	(32,731)

Other material items 2013

	Reportable segments totals	Adjustments	Consolidated totals
	$000	$000	$000
Financial income	—	95	95
Financial expenses	—	(178)	(178)
Capital expenditure	—	7,526	7,526
Depreciation and amortisation	—	10,126	10,126
Impairment loss on property, plant and equipment	—	1,713	1,713

Other material items 2012

	Reportable segments totals	Adjustments	Consolidated Totals
	$000	$000	$000
Financial income	—	258	258
Financial expenses	—	(271)	(271)
Capital expenditure	—	5,982	5,982
Depreciation and amortisation	—	9,499	9,499

Other material items 2011

	Reportable segments totals	Adjustments	Consolidated totals
	$000	$000	$000
Financial income	—	1,576	1,576
Financial expenses	—	(1,470)	(1,470)
Capital expenditure	—	5,813	5,813
Depreciation and amortisation	—	13,654	13,654

Geographical information

The operating segments are managed from the United Kingdom on a worldwide basis, but operate: research and development facilities in the United Kingdom, in Japan and in Australia; subcontracted manufacturing operations mainly in South East Asia and in Europe; and sales offices in China, Japan, Korea, Taiwan and the United States of America.

In presenting the consolidated information on a geographical basis, revenue is based on the geographical location of customers. The United Kingdom is the place of domicile of the parent company, Wolfson Microelectronics plc. All of the Group’s revenue originates from the United Kingdom.

Analysis of revenue by destination*:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000

Japan	19,225	21,972	21,748
Asia Pacific	53,571	70,895	85,797
Americas	22,271	28,438	22,362
United Kingdom	81,901	56,354	25,718
Europe and rest of world	2,468	2,090	1,287

	179,436	179,749	156,912

*	Destination is defined as the location of the direct customer

Analysis of revenue by category:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Revenue from:
Products	176,722	175,664	155,646
Royalty income and design services	2,714	4,085	1,266

	179,436	179,749	156,912

Analysis of non-current assets (excluding deferred tax assets, goodwill and other intangible assets):

	As at 29 December 2013	As at 30 December 2012
	$000	$000

Japan	64	102
Asia Pacific	1,563	4,513
Americas	14	25
United Kingdom	18,860	19,500
Europe and rest of world	—	2

	20,501	24,142

Major customer

Revenues from the largest customer of the Group in 2013, 2012 and 2011, which are included in revenues for the Audio Hubs segment, represents approximately $85.2 million, $56.9 million and $24.5 million, respectively, of the Group’s total revenues.

4. Exceptional items

Analysis of exceptional items:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Costs of sales – inventory write down	—	—	(3,500)
Distribution and selling costs	—	—	(1,933)
Research and development expenses	—	—	(1,473)
Administrative expenses	—	—	(72)

Total restructuring costs	—	—	(6,978)

Costs of sales – inventory write down	—	—	(2,400)
Curtailment gain on defined benefit plan	—	—	1,829
Past service cost on defined benefit plan	(600)	(1,400)	—

Total exceptional items recognised in the period	(600)	(1,400)	(7,549)

Exceptional charge recognised in 52 week period ended 29 December 2013

Past service cost on defined benefit plan

In November 2012, the Company initiated an Enhanced Transfer Value (ETV) offer to the 83 deferred members of the Company’s defined benefit pension scheme and this offer closed in February 2013. Following the closure of the ETV offer, the actual accounting cost of the ETV to be recognised was $2.0 million. Therefore the difference of $0.6 million between this actual accounting cost and the estimated cost of $1.4 million, recorded in the period ended 30 December 2012 (see below) for those members that decided to take up the offer, has been recognised as an exceptional charge in the consolidation income statement in the 52 week period ended 29 December 2013. Further information regarding the defined benefit pension scheme is contained in note 19.

Exceptional charge recognised in 52 week period ended 30 December 2012

Past service cost on defined benefit plan

As at 30 December 2012, it was assessed that the ETV offer was likely to result in a cash contribution by the Company into the scheme in the first half of 2013, depending on the level of take up of the ETV offer. For accounting purposes, the Company estimated the projected level of take up of the ETV offer and recognised an exceptional charge of $1.4 million, in the 52 week period ended 30 December 2012. The charge reflected the estimated cost at that time of the ETV compared to the net IAS 19 liability for relevant deferred member of the scheme. Once the ETV offer closed the difference between this estimated cost and the actual cost of the ETVs, for those member that decided to take up the offer, was recognised in the Group’s 2013 financial statements.

Exceptional items recognised in 52 week period ended 1 January 2012

Restructuring costs

During the 52 week period ended 1 January 2012, a total exceptional charge of $6.978 million was recognised in the consolidated income statement in respect of restructuring costs incurred as a result of a programme undertaken in the second half of the financial year to review the overhead costs of the business and the refocus of the R&D and Distribution and Selling activity. The total exceptional restructuring cost comprised:

(i) operating expense of $3.478 million, which was mainly employee termination costs (note 22); and

(ii) an inventory write down of $3.5 million.

Exceptional inventory write down

In the course of the process to realign the Company’s supply chain to better meet the Company’s future product and anticipated demand requirements, involving the relocation of certain production support functions to the Far East and a streamlining of the subcontract manufacturing supply base, an inventory loss of $2.4 million was identified. This arose as a result of unacceptably low yields at a subcontractor from production of a high volume part; the extent of inventory scrapped by the subcontractor during the year had not been properly reported at the time.

Curtailment gain on defined benefit plan

A $1.8 million non-cash curtailment gain arose on the closure of the defined benefit pension plan to future accrual. The plan closed to future accrual with effect from 30 April 2011 and therefore the Company is no longer required to pay contributions in respect of future accrual (note 19). Due to its size and non-recurring nature, the curtailment gain was reported separately as an exceptional item within the consolidated income statement.

5. Operating expenses

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Operating loss is stated after charging/ (crediting):
Depreciation (note 11)	3,847	3,945	4,485
Amortisation of intangible assets (note 12)	6,279	5,554	9,169
Impairment loss on property, plant and equipment (note 11)	1,713	—	—
Write down / (back) of inventories	3,068	(130)	4,544
Severance costs (note 21)	2,395	—	—
Gain / (loss) on disposal of property, plant and equipment and intangible assets	35	(13)	(4)
Loss / (gain) on foreign exchange transactions and translation	292	(283)	219

6. Personnel expenses

Average number of employees, including executive directors, by activity:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	(Number)	(Number)	(Number)

Design and development	292	262	255
Selling and distribution	105	117	119
Administration	43	42	41

	440	421	415

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000

Wages and salaries	40,977	37,331	35,619
Social security costs	4,691	4,243	4,675
Contributions to defined contribution pension plans	1,946	1,813	1,922
Defined benefit pension costs (note 19)	631	1,400	126
Equity-settled share-based payment transactions (note 19)	1,687	2,676	4,100

	49,932	47,463	46,442

7. Net financing (expense) / income

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Bank interest receivable	95	207	240
Other interest receivable	—	1	1
Foreign exchange gain	—	35	—
Interest on defined benefit pension plan assets (note 19)	—	15	1,335

Financial income	95	258	1,576

Bank interest payable	(14)	(18)	(89)
Other interest payable	—	(1)	(6)
Notional interest arising on discounted payables	(115)	(252)	(104)
Interest on defined benefit pension obligation (note 19)	(49)	—	(1,271)

Financial expenses	(178)	(271)	(1,470)

Net financing (expense) / income	(83)	(13)	106

8. Income tax credit

Current tax

Current tax for the current and prior periods is classified as a current liability to the extent that it is unpaid. Amounts paid in excess of amounts owed are classified as a current asset. The Group has a current tax liability of $78,000 at 29 December 2013, $80,000 at 30 December 2012, and $116,000 at 1 January 2012. The Company has a current tax asset of $nil at 29 December 2013 and at 30 December 2012 and $67,000 at 1 January 2012.

Recognised in the income statement:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Current tax (credit) / expense
Adjustments for prior years	(153)	(78)	(67)
Overseas taxes	141	117	250

	(12)	39	183

Deferred tax (credit) / expense
Origination and reversal of temporary differences	(4,013)	(3,836)	(6,842)
Research and development expenditure credits	(1,372)	—	—
Reduction in tax rate	2,052	849	381
Adjustments for prior years	(608)	(320)	111

	(3,941)	(3,307)	(6,350)

Total income tax credit in income statement	(3,953)	(3,268)	(6,167)

Current and deferred tax recognised directly in other comprehensive income and in equity

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Recognised in other comprehensive income:
Relating to net pension liability (note 13)	(398)	(16)	(1,320)

Recognised in equity:
Relating to equity-settled transactions – deferred tax (note 13)	322	(423)	2,164

Decrease / (Increase) in equity	322	(423)	2,164

The UK government’s budget for 2013 announced that the UK main rate of corporation tax rate was reduced from 24%, for the tax year ending 31 March 2013, to 23% for the tax year commencing 1 April 2013, then a reduction to 21% will be effective from 1 April 2014 with further reduction to 20% effective from 1 April 2015.

Deferred tax balances as at 29 December 2013 are recognised at a rate of 20%, 30 December 2012 are recognised at a rate of 23% and 1 January 2012 are recognised at a rate of 25%.

Reconciliation of effective tax rate

	52 weeks ended 29 December 2013		52 weeks ended 30 December 2012		52 weeks ended 1 January 2012
	%	$000%		$000%		$000

Loss before tax		(20,373)		(9,323)		(24,053)

Income tax credit using the UK corporation tax rate	(23.25)	(4,737)	(24.5)	(2,285)	(26.5)	(6,374)
Effect of tax rates in foreign jurisdictions (rate increased)	0.7	141	0.9	83	0.4	99
Non-deductible expenses	1.3	266	2.3	213	0.7	177
Research and development tax credits	(1.6)	(319)	(12.2)	(1,140)	(5.1)	(1,226)
Research and development tax expenditure credits	(5.2)	(1,053)	—	—	—	—
Tax (credit) / expense on share-based payments	1.4	286	(2.1)	(193)	3.5	846
Adjustments relating to prior years	(3.7)	(761)	(4.2)	(398)	0.2	44
Tax losses recognised	—	—	(4.5)	(418)	(0.4)	(114)
Tax losses not recognised	0.8	172	—	—	—	—
Reduction in deferred tax rate	10.1	2,052	9.3	870	1.6	381

Total tax credit	(19.4)	(3,953)	(35.0)	(3,268)	(25.6)	(6,167)

9. Earnings per share

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000
Loss for the period attributable to equity shareholders (basic and diluted)	(16,420)	(6,055)	(17,886)
Share-based payment expenses and related payroll taxes*	1,260	2,500	2,636
Amortisation of acquired intangible assets*	1,044	1,308	4,031
Impairment loss on property, plant and equipment recognised in overheads*	1,315	—	—
Severance costs recognised in overheads*	1,838	—	—
Exceptional charge*	462	1,078	5,549

Underlying loss for the period attributable to equity shareholders (basic and diluted)	(10,501)	(1,169)	(5,670)

	cents	cents	cents
Basic loss per share	(14.07)	(5.20)	(15.39)
Diluted loss per share	(14.07)	(5.20)	(15.39)
Underlying basic loss per share	(9.00)	(1.00)	(4.88)
Underlying diluted loss per share	(9.00)	(1.00)	(4.88)

*	after the tax impact of this item

The weighted average number of ordinary shares used in the calculation of basic and diluted loss per share for each period is calculated as follows:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	No. of shares	No. of shares	No. of shares

Issued ordinary shares at start of period	116,643,442	116,308,427	115,929,217
Effect of shares issued during the period from exercise of employee share options	66,711	168,804	269,158

Weighted average number of ordinary shares at end of period – for basic loss per share and diluted loss per share	116,710,153	116,477,231	116,198,375
Effect of dilutive share options in issue	671,707	989,619	950,498

Weighted average number of ordinary shares at end of period – for diluted earnings per share	117,381,860	117,466,850	117,148,873

Basic loss per share

The calculation of basic loss per share for the 52 week period ended 29 December 2013 was based on the loss attributable to equity shareholders of $16,420,000. The calculation of basic loss per share for the 52 week period ended 30 December 2012 was based on the loss attributable to equity shareholders of $6,055,000. The calculation of basic loss per share for the 52 week period ended 1 January 2012 was $17,886,000. The weighted average number of ordinary shares during the 52 week period ended 29 December 2013 was 116,710,153. The weighted average number of ordinary shares during the 52 week period ended 30 December 2012 of 116,477,231. The weighted average number of ordinary shares during the 52 week period ended 1 January 2012 was 116,198,375.

Diluted loss per share

The calculation of diluted loss per share for the 52 week period ended 29 December 2013 was based on the loss attributable to equity shareholders of $16,420,000. The calculation of diluted loss per share for the 52 week period ended 30 December 2012 was based on the loss attributable to equity shareholders of $6,055,000. The calculation of diluted loss per share for the 52 week period ended 1 January 2012 was based on the loss attributable to equity shareholders of $17,886,000. The weighted average number of ordinary shares during the 52 week period ended 29 December 2013 of 116,710,153. The weighted average number of ordinary shares during the 52 week period ended 30 December 2012 of 116,477,231. The weighted average number of ordinary shares during the 52 week period ended 01 January 2012 of 116,198,375, calculated as shown above.

The average market value of the Company’s shares for the purposes of calculating the dilutive effect of share options was based on quoted market prices for the period that the options were outstanding.

Underlying basic loss per share

The calculation of underlying basic loss per share for the 52 week period ended 29 December 2013 was based on the loss attributable to equity shareholders, before: the amortisation of acquired intangible assets, share-based payment expenses and related payroll taxes, impairment loss recognised on property, plant and equipment; severance costs; and the exceptional charge (net of tax effect), of $10,501,000. The calculation of underlying basic loss per share for the 52 week period ended 30 December 2012 was based on the loss attributable to equity shareholders, before: the exceptional charge, the amortisation of acquired intangible assets and share-based payment expenses and related payroll taxes (net of tax effect), of $1,169,000 (2011: $5,670,000 loss). The weighted average number of ordinary shares during the 52 week period ended 29 December 2013 of 116,710,153. The weighted average number of ordinary shares during the 52 week period ended 30 December 2012 of 116,477,231 (2011: 116,198,375), calculated as shown above.

Underlying diluted loss per share

The calculation of underlying diluted loss per share for the 52 week period ended 29 December 2013 was the same as the calculation for underlying basic loss per share for that period, as described above. The calculation of underlying diluted loss per share for the 52 week period ended 30 December 2012 was the same as the calculation for underlying basic loss per share for that period, as described above. The calculation of underlying diluted loss per share for the 52 week period ended 1 January 2012 was the same as the calculation for underlying basic loss per share for that period, as described above.

10.	Acquisition of subsidiary in prior period

There were no acquisitions or other business combinations undertaken by the Group in the 52 week periods ended 29 December 2013 and 30 December 2012. During the prior 52 week period ended 1 January 2012, the Group acquired (on 30 September 2011) the entire issued share capital of Dynamic Hearing Pty Ltd (‘Dynamic Hearing’). Dynamic Hearing is a provider of high quality audio processing software for personal communication devices such as mobile phones, Bluetooth® headsets and hearing aids. Dynamic Hearing has developed and supplied a suite of audio enhancing transmit noise reduction and Acoustic Echo Cancellation (AEC) algorithms to run on Wolfson Microelectronics plc’s Audio Hub products.

Contingent Consideration

In accordance with the terms of the acquisition, the Group agreed to pay the selling shareholders of Dynamic Hearing additional consideration which is contingent on the utilization of pre-acquisition tax losses.

During 2012 (in the period to 30 September 2012), the Group finalised the assessment of the fair value of the consideration to take into account circumstances which existed at the date of acquisition. This resulted in an increase in the fair value of the contingent consideration of $131,000 so that the total contingent consideration recognised was $262,000. As a result of this increase in the fair value of the contingent consideration, there was a corresponding increase in goodwill in 2012 (note 12).

In the 52 week period ended 29 December 2013, $173,000 of the contingent cash consideration relating to this acquisition was paid and $nil in 2012. $4.4 million of cash consideration was paid in the period ended 1 January 2012.

11. Property, plant and equipment

	Land and buildings	Plant and machinery	Computer hardware	Furniture & fittings	Motor vehicles	Total
	$000	$000	$000	$000	$000	$000
Cost
At 2 January 2012	18,882	38,506	9,080	4,007	111	70,586
Additions	—	931	1,108	179	—	2,218
Disposals	—	—	—	—	(51)	(51)
Effect of movement in exchange rates	—	—	—	—	3	3

At 30 December 2012	18,882	39,437	10,188	4,186	63	72,756

At 31 December 2012	18,882	39,437	10,188	4,186	63	72,756

Additions	—	1,066	837	231	—	2,134
Disposals	—	(758)	(22)	—	—	(780)

At 29 December 2013	18,882	39,745	11,003	4,417	63	74,110

Depreciation
At 2 January 2012	2,919	32,444	6,876	2,344	96	44,679
Charge for period	378	1,748	1,463	350	6	3,945
Disposals	—	—	—	—	(51)	(51)
Effect of movement in exchange rates	—	—	10	27	4	41

At 30 December 2012	3,297	34,192	8,349	2,721	55	48,614

At 31 December 2012	3,297	34,192	8,349	2,721	55	48,614

Charge for period	378	2,031	1,089	344	5	3,847
Impairment loss	—	1,713	—	—	—	1,713
Disposals	—	(543)	(22)	—	—	(565)

At 29 December 2013	3,675	37,393	9,416	3,065	60	53,609

Net book value
At 3 January 2011	15,963	6,062	2,204	1,663	15	25,907
At 1 January 2012	15,585	5,245	1,839	1,465	8	24,142
At 2 January 2012	15,585	5,245	1,839	1,465	8	24,142
At 30 December 2012	15,207	2,352	1,587	1,352	3	20,501

12. Intangible assets

	Goodwill	In-process research & development	Developed technology	Licence agreements	Customer relationships	Technology licences	Computer software	Total
	$000	$000	$000	$000	$000	$000	$000	$000
Cost
At 2 January 2012	24,868	3,572	19,048	6,002	440	1,134	11,810	66,874
Additions	—	—	—	—	—	726	3,038	3,764
Revision to deferred consideration	1,226	—	—	—	—	—	—	1,226

At 30 December 2012	26,094	3,572	19,048	6,002	440	1,860	14,848	71,864

At 31 December 2012	26,094	3,572	19,048	6,002	440	1,860	14,848	71,864

Additions	—	—	—	—	—	579	4,813	5,392
Revision to deferred consideration	600	—	—	—	—	—	—	600

At 29 December 2013	26,694	3,572	19,048	6,002	440	2,439	19,661	77,856

Amortisation
At 2 January 2012	—	1,220	15,966	5,516	440	507	10,301	33,950
Amortisation for the period	—	585	1,021	127	—	705	3,116	5,554

At 30 December 2012	—	1,805	16,987	5,643	440	1,212	13,417	39,504

At 31 December 2012	—	1,805	16,987	5,643	440	1,212	13,417	39,504

Amortisation for the period	—	514	551	295	—	691	4,228	6,279

At 29 December 2013	—	2,319	17,538	5,938	440	1,903	17,645	45,783

Net book value
At 2 January 2012	24,868	2,352	3,082	486	—	627	1,509	32,924
At 30 December 2012	26,094	1,767	2,061	359	—	648	1,431	32,360
At 31 December 2012	26,094	1,767	2,061	359	—	648	1,431	32,360
At 29 December 2013	26,694	1,253	1,510	64	—	536	2,016	32,073

Amortisation charge

The amortisation charge is recognised in the following line items in the consolidated income statement:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012	52 weeks ended 1 January 2012
	$000	$000	$000

Distribution and selling costs	45	48	17
Research and development expenses	5,868	5,130	8,744
Administrative expenses	366	376	408

	6,279	5,554	9,169

Impairment testing for cash-generating units containing goodwill

The Group reviews goodwill annually for impairment or more frequently if there are indications that goodwill might be impaired.

For the purposes of this annual review, the directors reviewed the balance of goodwill, in respect of the acquisitions of Oligon Limited and Sonaptic Limited in 2007 and Dynamic Hearing in 2011, for impairment in accordance with IAS 36 ‘Impairment of Assets’. No impairment charge was considered necessary as a result of this annual impairment review.

For the purpose of impairment testing, goodwill is allocated to the Group’s operating segment which represents the lowest level within the Group at which the goodwill is monitored for internal management purposes.

The carrying amounts of goodwill, by cash generating unit (‘CGU’), of $26,694,000 as at 29 December 2013 ($26,094,000 as at 30 December 2012) can be analysed as:

Analysis of goodwill:	As at 29 December 2013	As at 30 December 2012
	$000	$000

Audio Hubs operating segment (note 3)
Goodwill relating to Sonaptic acquisition	20,637	20,037
Goodwill relating to Dynamic Hearing acquisition (note 10)	2,033	2,033

	22,670	22,070
Discrete and Power Products operating segment (note 3)
Goodwill relating to Oligon acquisition	4,024	4,024

	26,694	26,094

The recoverable amount of each CGU (which reflect the two segments outlined above) is based on value-in-use calculations and this is compared to the carrying amount of each CGU to determine whether the respective CGUs require to be impaired. The basis applied has been deemed appropriate by the directors as it is consistent with the way in which the value of the individual CGUs is assessed by management and would be by other market participants. The method applied is to determine value-in-use by assessing the discounted pre-tax cash flows expected to be earned from specific products developed from the acquired technologies within the respective CGUs. As the two identified CGUs share many of the same risk factors the directors consider the discount rate applicable to each CGU should be the same.

These calculations cover five years of projected pre-tax cash flows, which incorporate the approved business plan and current market data regarding the relevant technologies. Management determined the financial projections based on its expectations of market developments and likely end customer demand over the five year period. The forecast revenues which are included in the projected cash flows are management’s current estimates and include identified specific opportunities for the developed products containing the acquired technologies. Industry market data, regarding the projected demand for the end product applications containing the relevant technologies, has also been used by management to assess the forecast revenues.

The operating margins included in the projected cash flows reflect those deemed to be achievable in the commercial markets in which the products will be sold and have been assessed over the five year period having regard to product lifecycles and expected market demand characteristics.

Cash flows beyond the five year period are extrapolated using a terminal value multiple; terminal value having been estimated by management as three times year five cash flows.

The pre-tax discount rate applied to the cash flow projections was 17% (2012: 20%) and reflects the risks assessed by the directors as being attributable to the relevant CGUs, and takes into account an assessment of relevant risk factors and appropriate external published information.

The recoverable amounts of the CGUs exceeded the respective carrying values at the time of the impairment test.

Whilst cash flow projections are subject to inherent uncertainty, with volume estimates dependent to a large extent upon the timing of when customers ramp their own production of the relevant consumer products themselves, sensitivity analyses were conducted on the assumptions used in estimating the projected pre-tax cash flows. These sensitivities involved reducing the estimated revenues earned over the period of the cash flow projections by up to 50%, the results of which indicated that such a significant reduction of the projected cash flows from the expected level would not cause the recoverable amount of the cash generating unit to fall below the carrying amount. In addition, the effect of a change of 5 percentage points in the discount rate applied to the projected cash flows would have no impact on the carrying value of goodwill as at 29 December 2013.

Contingent consideration

There are contingent cash consideration balances, which are payable in accordance with the terms of these acquisitions and are subject to the achievement of certain milestones and conditions, of $3.2 million and $nil within current and non-current liabilities respectively as at 29 December 2013 (as at 30 December 2012: $3.2 million and $1.1 million, respectively). These contingent cash consideration liabilities have been assessed based on the probability of their payment as at 29 December 2013 and the amounts have been discounted to their present values. During 2013 the Company paid $1.6 million (2012: $3.2 million and 2011: $0.8 million) in respect of part of the contingent cash consideration for the Sonaptic acquisition as a result of achievement of some of the milestones. During 2013 the Company paid $0.2 million (2012: $nil) in respect of the contingent cash consideration for the Dynamic Hearing acquisition. Also in 2013, the contingent cash consideration amounts, in respect of the Sonaptic acquisition, were reviewed and reassessed and, as a result, the contingent cash consideration liabilities increased by a total of $600,000 with a corresponding increase in goodwill (2012: $1,226,000 increase in contingent cash consideration liabilities; 2011: $184,000 reduction).

13. Deferred tax assets and liabilities

Recognised deferred tax assets and liabilities

	Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012
	$000	$000	$000	$000	$000	$000

Property, plant and equipment	(30)	(37)	717	1,382	687	1,345
Intangible assets	(607)	(753)	566	963	(41)	210
Employee benefits - pensions	(780)	(385)	—	—	(780)	(385)
Employee benefits – share-based payments	(892)	(1,458)	—	—	(892)	(1,458)
Tax losses	(14,493)	(12,299)	—	—	(14,493)	(12,299)
Other items	(1,884)	(844)		45	(1,884)	(799)

Deferred tax (assets) / liabilities	(18,686)	(15,776)	1,283	2,390	(17,403)	(13,386)
Set off of tax	1,283	2,390	(1,283)	(2,390)	—	—

Net deferred tax assets	(17,403)	(13,386)	—	—	(17,403)	(13,386)

Movement in deferred tax balances during the period

	Balance at 2 January 2012	Recognised in profit or loss	Recognised in other comprehensive income	Recognised in equity	Balance at 30 December 2012
	$000	$000	$000	$000	$000
Property, plant and equipment	1,102	243	—	—	1,345
Intangible assets	1,204	(994)	—	—	210
Employee benefits – pensions	(375)	6	(16)	—	(385)
Employee benefits – share based payments	(1,166)	131	—	(423)	(1,458)
Tax losses	(9,644)	(2,655)	—	—	(12,299)
Other items	(761)	(38)	—	—	(799)

	(9,640)	(3,307)	(16)	(423)	(13,386)

	Balance at 31 December 2012	Recognised in profit or loss	Recognised in other comprehensive income	Recognised in equity	Balance at 29 December 2013
	$000	$000	$000	$000	$000
Property, plant and equipment	1,345	(658)	—	—	687
Intangible assets	210	(251)	—	—	(41)
Employee benefits – pensions	(385)	3	(398)	—	(780)
Employee benefits – share based payments	(1,458)	244	—	322	(892)
Tax losses	(12,299)	(2,194)	—	—	(14,493)
Other items	(799)	(1,085)	—	—	(1,884)

	(13,386)	(3,941)	(398)	322	(17,403)

Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items:

	2013	2012	2011
	$000	$000	$000

Tax losses	1,756	1,700	2,224

Deferred tax assets have not been recognised in respect of the tax amount of these items due to continuing uncertainty over the availability of future taxable profits against which the Group can utilise the benefit.

14. Inventories

	2013	2012
	$000	$000

Raw materials and consumables	5,883	9,282
Work in progress	3,295	4,641
Finished goods	15,043	10,779

	24,221	24,702

In the 52 week period ended 29 December 2013 raw materials and consumables and changes in finished goods and work in progress recognised as cost of sales amounted to $103,949,000 (52 week period ended 30 December 2012: $95,035,000).

15. Trade and other receivables

	2013	2012
	$000	$000

Trade receivables	25,467	33,949
Other receivables	798	718
Prepayments and accrued income	2,634	3,138

	28,899	37,805

The Group’s exposure to credit and currency risks and impairment losses related to trade and other receivables are disclosed in note 22.

16. Other investments

	2013	2012
	$000	$000
Current investments
Derivatives used for hedging	2,389	621

The Group’s exposure to currency risks related to other investments are disclosed in note 22.

17. Cash and cash equivalents and short-term deposits

	2013	2012
	$000	$000

Bank balances	3,687	1,816
Bank deposits	22,199	18,158

Cash and cash equivalents	25,886	19,974

Short-term deposits	—	28,000

The Group’s exposure to interest rate risk and a sensitivity analysis for financial assets and liabilities are disclosed in note 22.

18. Capital and reserves

Share capital and share premium

	As at 29 December 2013	As at 30 December 2012	As at 1 January 2012
	Number of shares	Number of shares	Number of shares

In issue at start of period	116,643,442	116,308,427	115,929,217
Issued for cash on exercise of employee share options	136,991	335,015	379,210

In issue at end of period– fully paid	116,780,433	116,643,442	116,308,427

The Company’s share capital comprises ordinary shares which have a nominal value of 0.1 pence per share. All issued shares are fully paid.

The holders of ordinary shares are entitled to one vote per share at meetings of the Company and are entitled to receive dividends as recommended by the directors. The holders of ordinary shares also have an unlimited right to share in the surplus remaining on a winding up after all creditors are satisfied.

During the 52 week period ended 29 December 2013, 136,991 ordinary shares of 0.1 pence (2012: 335,015 ordinary shares), which had an aggregate nominal value of £137 ($215) (2012: £335 ($540)), were issued for a total consideration of £113,235 ($177,000) (2012: £349,555 ($555,000)).

The Company did not purchase any of its own ordinary shares of 0.1 pence each in the 52 week period ended 29 December 2013 nor in the 52 week period ended 30 December 2012 nor in the 52 week periods ended 1 January 2012.

During the 52 week period ended 29 December 2013, the Company’s employee share trusts, acquired 754 (2012: 1,981) of the Company’s shares for a consideration of $2,000 (2012: 7,000). There were 2,392,522 of the Company’s ordinary shares held by the Company’s employee share trusts as at 29 December 2013 (as at 30 December 2012: 2,938,837 ordinary shares).

Options

The Company’s directors, senior management and employees have been granted options over ordinary shares under employee share option schemes as follows:

	At 31 December 2012	Exercised	Granted	Lapsed	At 29 December 2013
2003 Executive Share Scheme – A	147,339	(16,304)	—	(34,379)	96,656
2003 Executive Share Scheme – B	1,215,875	(79,890)	—	(748,814)	387,171
2003 All Employee Share Scheme – A	827,186	(6,875)	—	(74,583)	745,728
2003 All Employee Share Scheme – B	965,484	—	—	(93,445)	872,039
2010 Save As You Earn (SAYE) Scheme	1,215,916	(17,257)	394,447	(136,150)	1,456,956

	4,371,800	(120,326)	394,447	(1,087,371)	3,558,550

Retained earnings reserve

The movements in this reserve for the Group, in the 52 week period ended 29 December 2013, are shown in the statements of changes in equity.

The cumulative foreign currency translation differences for foreign operations in the Group was $15,000 loss as at 29 December 2013 (as at 30 December 2012: $10,000 loss) and is included within the retained earnings reserve.

Capital redemption reserve

The balance on this reserve as at 1 January 2012 represented an amount equal to the nominal value of deferred shares which were bought back by the Company in earlier years. These deferred shares were then cancelled.

There were no movements in this reserve during the 52 week period ended 29 December 2013 nor in the 52 week period ended 30 December 2012.

Hedging reserve

The hedging reserve comprises the effective portion of the cumulative net change in fair value of cash flow hedging instruments related to hedged transactions which have not yet occurred (note 22).

The amount of the recycled cash flow hedges recognised in the income statement is a loss of $711,000 in the 52 week period ended 29 December 2013 (2012:$955,000 gain).

19. Employee benefits

Retirement Benefits Schemes

Defined benefit pension scheme

The Group sponsors and makes actuarial deficit repair contributions to a UK-based defined benefit plan (“Plan”) that provides pension benefits for UK employees upon retirement. The level of retirement benefit is principally based on salary earned in the last three years of employment prior to leaving active service and is linked to changes in inflation up to retirement. The Plan closed to future accrual with effect from 30 April 2011.

The defined benefit pension plan is trustee administered fund, that is legally separated from the Group, which holds the pension plan assets to meet long term pension liabilities. The pension fund trustees comprise one employee and one employer representative and an independent chairman. The trustees are required by law to act in the best interests of the Plan’s beneficiaries and the trustees are responsible, in consultation with the Group, for setting certain policies (including the investment policies) of the fund.

This defined benefit pension plan exposes the Group to actuarial risks such as investment (market) risk, interest rate risk, mortality risk, longevity risk and currency risk. The defined benefit plan and actuarial assumptions are based on sterling denominated assets and liabilities. A decrease in corporate bond yields, a rise in inflation or an increase in life expectancy would result in an increase to the plan liabilities. This would adversely impact the balance sheet position and may give rise to increased charges in future periods’ income statements of the Group. The effect would be partially offset by an increase in the value of the Plan’s corporate bond holdings. In addition, caps on inflationary increases are in place to protect the Plan against extreme inflation. A summary of the sensitivity to the principal assumptions of the present value of the defined benefit obligation of the Plan is contained herein.

Funding

The defined benefit pension scheme is fully funded by the Group. The Plan is subject to the funding legislation outlined in the Pensions Act 2004. This, together with documents issued by the Pensions Regulator and Guidance Notes adopted by the Financial Reporting Council, set out the framework for funding defined benefit occupational pension plans in the UK. The funding of the Plan is based on a separate actuarial valuation for funding purposes for which the assumptions may differ from the assumptions noted herein. The latest full actuarial valuation was carried out at 29 February 2012, by a qualified independent actuary, in accordance with the scheme funding requirements of the Pensions Act 2004 and the funding of the Plan is agreed between the Group and the trustees in line with those requirements. In particular, these require the surplus / deficit to be calculated using prudent, as opposed to best estimate, actuarial assumptions. The Plan was closed to new entrants with effect from 2 July 2002. The Plan closed to future accrual with effect from 30 April 2011 and therefore the Group is no longer required to pay contributions in respect of future accrual.

The triennial actuarial valuation as at 29 February 2012 showed a deficit of £2.5 million. Following the completion of the triennial actuarial valuation of the Plan in 2013, a revised schedule of contributions, dated 24 May 2013 was put in place. Under this revised schedule, the Group will pay deficit contributions of £1.0 million ($1.65 million approximately) by 30 April 2014, £1.0 million ($1.65 million approximately) by 30 April 2015 and £0.4 million ($0.6 million approximately) by 30 April 2016. During the 52 week period ended 30 December 2012 and the 52 week period ended 29 December 2013, the Group did not pay any deficit contributions into the Plan as none were due to be paid in that period but the Group paid $2.1 million into the Plan in 2013 in respect of the Enhanced Transfer Value offer, as explained below.

The Group and the Trustees of the Plan have agreed on an outline funding policy which will aim to eliminate £1 million of buyout deficit every year, either by means of liability reduction measures, contributions, or both. The Group is targeting to completely close the scheme over the next ten years through a combination of liability reduction exercises, such as buy ins, buy outs and enhanced transfer values, all of which will likely cost more than the IAS 19 funded obligations assume. The Group will pay around $1.65 million in contributions to this Plan in 2014.

Net surplus / (liability) for defined benefit obligations

	At 29 December 2013	At 30 December 2012
	$000	$000
Present value of funded obligations	(22,662)	(31,142)
Fair value of plan assets	24,898	30,966

Net surplus / (liability) for defined benefit obligations	2,236	(176)
Unrecognised surplus	(2,236)	—
Increase in liabilities recognised in accordance with IFRIC 14	(3,900)	(1,500)

Recognised liability for defined benefit obligations	(3,900)	(1,676)

For the purposes of IAS 19, the full actuarial valuation as at 29 February 2012 has been updated on an approximate basis to 29 December 2013 by a qualified actuary, independent of the Company. The major assumptions used by the actuary are shown herein. The defined benefit plan and actuarial assumptions are based on sterling denominated assets and liabilities. There have been no changes in the valuation methodology adopted for this period’s disclosures compared to the comparative period’s disclosures. No allowance has been made for gains and losses from members movements but the impact of the de-risking exercises described below has been calculated at a member-by-member level.

The present value of the Plan liabilities is measured by discounting the best estimate of future cash flows to be paid out by the Plan using the projected unit credit method.

Since the defined benefit pension scheme is closed to future accrual and since there will no longer be regular contributions to the scheme, there is some uncertainty regarding the recoverability of the net asset, being the IAS 19 net surplus on the scheme as at 29 December 2013. Accordingly the surplus of $2.2 million on the defined benefit pension scheme as at 29 December 2013, calculated in accordance with IAS 19 (as revised in 2011), has not been recognised. The total amount due under the current schedule of contributions is approximately $3.9 million as at 29 December 2013. In accordance with IFRIC 14, the present value of this remaining commitment (being $3.9 million) was recognised as a liability as at 29 December 2013. There was a similar commitment at 30 December 2012 in respect of the schedule of contributions in place at that date.

Enhanced Transfer Value offer

In November 2012, the Company initiated an Enhanced Transfer Value (ETV) offer to the 83 deferred members of the scheme at that time and this offer closed in February 2013. Details of the accounting treatment of this ETV offer are contained in note 4. During 2013, the Company paid $2.1 million into the defined benefit pension scheme in respect of the ETV offers which were accepted by some of the deferred members of this pension scheme. The total past service cost (of $2.0 million) recognised in the consolidated income statement of the Group in 2013 ($0.6 million) and in 2012 ($1.4 million) in respect of the ETV offer reflects the cost, over and above the value of the IAS 19 liabilities, of settling the benefits. The impact of the accepted offers was to reduce the scheme assets and obligations by approximately $11 million, or approximately one third, thereby reducing the buyout deficit by around $4.5 million.

Movements in the net (liability) / surplus for defined benefit obligations

	Defined benefit obligation		Fair value of plan assets		Net defined benefit (liability) / surplus
	2013	2012	2013	2012	2013	2012
	$000	$000	$000	$000	$000	$000

Balance at start of period	(31,142)	(26,413)	30,966	26,714	(176)	301

Included in profit or loss
Current service cost (note 6)	(31)	—	—	—	(31)	—
Past service cost (note 4)	(600)	—	—	—	(600)	—
Interest (cost) / income (note 7)	(1,043)	(1,258)	994	1,273	(49)	15
Exchange differences	(794)	(1,152)	702	1,164	(92)	12

	(2,468)	(2,410)	1,696	2,437	(772)	27

Included in other comprehensive income
Remeasurements gain / (loss):
Actuarial gain / (loss) due to scheme experience	193	(318)	—	—	193	(318)
Actuarial gain / (loss) due to changes in demographic assumptions	183	373	—	—	183	373
Actuarial gain / (loss) due to changes in financial assumptions	701	(2,374)	—	—	701	(2,374)
Return on plan assets excluding interest income	—	—	1,326	1,815	1,326	1,815

	1,077	(2,319)	1,326	1,815	2,403	(504)

Other
Contributions by the employer	—	—	2,181	—	2,181	—
Benefits paid and expenses	11,271	—	(11,271)	—	—	—
Release of accrual (recognised in 2012) for past service costs	(1,400)	—	—	—	(1,400)	—

Balance at end of period	(22,662)	(31,142)	24,898	30,966	2,236	(176)

Unrecognised surplus	(2,236)	—	—	—	(2,236)	—
Increase in liabilities recognised in accordance with IFRIC 14	(3,900)	(1,500)	—	—	(3,900)	(1,500)

Liability for defined benefit obligations at end of period	(28,798)	(32,642)	24,898	30,966	(3,900)	(1,676)

The (expense) / gain is recognised in the following line items in the income statement:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012
	$000	$000
Current and past service costs:
Distribution and selling costs	(6)	—
Research and development expenses	(18)	—
Administrative expenses	(7)	—
Exceptional charge for past service costs (note 4)	(600)	(1,400)

Total current and past service costs (note 6)	(631)	(1,400)

Exchange differences (expense) / gain:
Distribution and selling costs	(19)	2
Research and development expenses	(52)	7
Administrative expenses	(21)	3

Total exchange differences (expense) / gain:	(92)	12

Financial income (note 7)	—	15
Financial expense (note 7)	(49)	—

Actuarial gains and losses recognised directly in equity

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012
	$000	$000
Cumulative amount of actuarial losses at beginning of period	13,929	13,425
Recognised (gain) / loss during the period	(2,403)	504

Cumulative amount of actuarial and other losses at end of period	11,526	13,929

Plan assets

Plan assets consist of the following:	As at 29 December 2013	As at 30 December 2012
	$000	$000
UK equity securities	2,848	2,169
Overseas equity securities	5,526	4,188
Government bonds	—	—
Corporate bonds	10,708	16,107
Cash	3	3,092
Other assets – diversified growth fund	5,813	5,410

	24,898	30,966

Actual return on plan assets	2,320	3,088

None of the Plan assets include any of the Group’s own financial instruments or any property occupied by, or other assets used by the Group. All of the Plan assets have quoted market prices in active markets with the exception of the Plan’s bank account balance.

It is the policy of the Trustees and the Group to review the investment strategy at the time of each funding valuation. The Trustees’ investment objectives and the processes undertaken to measure and manage the risks inherent in the Plan investment strategy are illustrated by the asset allocation as at 29 December 2013. There are no explicit asset-liability matching strategies currently being used by the Plan apart from the Plan holding corporate bonds which will, to some extent, vary in line with the liabilities.

Defined benefit obligations

Actuarial assumptions

The principal actuarial assumptions at the balance sheet date were:

	2013	2012

Discount rate at 29 December 2013 / 30 December 2012	4.60%	4.30%
Future salary increases	n/a	n/a
Future pension increases	3.40%	3.00%
Inflation assumption : RPI	3.60%	3.10%
Inflation assumption : CPI	2.70%	2.40%
Mortality table : Non-pensioners	SAPS, Birth Year, CMI 2013, 1.5% p.a. long-term improvement	SAPS, Birth Year, CMI 2009, 1.5% p.a. long-term improvement
Mortality table : Pensioners	SAPS Light, Birth Year, CMI 2013, 1.5% p.a. long-term improvement	SAPS Light, Birth Year, CMI 2009, 1.5% p.a. long-term improvement

Assumptions regarding future mortality are based on published statistics and mortality tables. The calculation of the defined benefit obligation is sensitive to the mortality assumptions set out above and in the following table. The current longevities underlying the values of the liabilities in the defined benefit plan are as follows:

	As at 29 December 2013	As at 30 December 2012
	(Years)	(Years)
Life expectancy at retirement for current pensioners
Males	24.1	24.3
Females	25.4	25.3

Life expectancy at retirement for current member aged 45
Males	24.6	24.8
Females	27.0	27.0

At 29 December 2013, the weighted-average duration of the defined benefit obligation was 24 years (2012: 24 years).

Sensitivity analysis

Changes, which are reasonably possible at 29 December 2013, to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the defined benefit obligation by the approximate amounts shown below. The inflation sensitivity includes the impact of changes to the assumptions for revaluation and pension increases.

As at 29 December 2013	Effect on defined benefit obligation: (increase) / reduction in obligation
	Increase in assumption	Decrease in assumption
	$000	$000
Discount rate (effect of 0.1 % movement)	506	(520)
Future pension increases (effect of 0.1% movement)	(295)	288
Inflation (effect of 0.1% movement)	(295)	288
Future mortality (effect of 1 year change in life expectancy)	(616)	614

Although the analysis does not take account of the full distribution of cash flows expected under the Plan, it does provide an approximation of the sensitivity of assumptions shown.

Historical information

	As at 29 December 2013	As at 30 December 2012	As at 1 January 2012	As at 2 January 2011	As at 3 January 2010	As at 28 December 2008
	$000	$000	$000	$000	$000	$000

Present value of defined benefit obligations	(22,662)	(31,142)	(26,413)	(24,244)	(22,191)	(14,382)
Fair value of plan assets	24,898	30,966	26,714	21,843	19,908	13,035

Net surplus / (deficit) in the plan	2,236	(176)	301	(2,401)	(2,283)	(1,347)
Unrecognised surplus	(2,236)	—	(301)	—	—	—
Increase in liabilities recognised in accordance with IFRIC 14	(3,900)	(1,500)	(1,500)	—	—	—
Recognised liability for defined benefit obligations	(3,900)	(1,676)	(1,500)	(2,401)	(2,283)	(1,347)

	2013	2012	2011	2010	2009	2008
	$000	$000	$000	$000	$000	$000
Experience adjustments arising on plan liabilities	1,077	(310)	(64)	(105)	(323)	788
Experience adjustments arising on plan assets	1,326	2,023	(604)	1,226	2,241	(5,221)

Share-based payments

At 29 December 2013, the Group and the Company had the following share-based payment arrangements:

Share option plans

In the years prior to 2008, the Group had a share option programme that entitled directors, senior management and other employees to purchase shares in the Company. Grants have been made of share options in the period from 1995 to June 2008 and then to directors and senior management (only in relation to long term incentive scheme arrangements) in 2009 and 2010. In accordance with those share option schemes, options are exercisable at the market price of the shares at the date of grant. Additionally, there were 28 separate grants of share options to employees before 7 November 2002. The recognition and measurement principles in IFRS 2 have not been applied to these grants in accordance with the transitional provisions of IFRS 1 and IFRS 2. During the financial years 2011, 2012 and 2013, no market value share options were granted to executive directors and senior management as part of the long term incentive scheme arrangements as contingent share awards or contingent nil cost options were granted in respect of the long term incentive scheme arrangements in those years.

In the years 2010, 2011, 2012 and 2013 share option awards were granted to UK employees from the Approved Save As You Earn share option scheme.

The table in note 18 summarises the share options, by scheme, granted, exercised and lapsed in the 52 week period ended 29 December 2013.

The 2003 Wolfson Microelectronics plc Executive Share Scheme (Part A and Part B)

This share option scheme has two parts: one which is approved by HM Revenue and Customs so as to provide tax qualified options (Part A) and the other not so approved (Part B). From September 2013, options can no longer be granted from this scheme as it reached the end of its 10 year life. Options under this scheme were only granted to executive directors and senior management and are subject to performance conditions. Options could only be granted from this scheme at an exercise price which was not less than the market value of the Company’s ordinary 0.1 pence shares at the time of grant. No consideration was payable for awards from this scheme. The fair value of share options granted from this scheme is measured based on a Black-Scholes model. In 2010 and in previous years, share option grants were made from this scheme to the executive directors and to senior managers as part of the long term incentive arrangements. No share options were granted from this scheme in 2011, 2012 and 2013. The share option awards granted in 2010 have non-market related performance conditions and therefore the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations.

The 2013 Wolfson Microelectronics plc Approved Share Option Scheme

The 2013 Wolfson Microelectronics plc Unapproved Share Option Scheme

These share option schemes, which replace the 2003 Wolfson Microelectronics plc Executive Share Scheme (Parts A and B) and the similar 2003 Wolfson Microelectronics plc Employee Share Scheme (Parts A and B) were approved by shareholders at the Company’s Annual General Meeting in April 2013. No awards have been granted from these share option schemes.

The Wolfson Microelectronics Approved SAYE Scheme

This is a savings-related share option scheme which was established in 2010 and was approved by shareholders at the Annual General Meeting in May 2010 and then by HM Revenue and Customs. The scheme is currently open to all eligible employees in the United Kingdom and provides for the grant of share options linked to savings contracts lasting for three or five years. The share options can be granted at a discount of up to 20% of the market value of an ordinary share in the Company. The number of shares over which options are granted is related to the amount of savings made by the employee under the savings contract. In the financial year 2013, as in 2012, 2011 and 2010, the invitation to participate in the SAYE Scheme was in respect of a savings contract period of three years with options granted at a discount of 20% to the market value of an ordinary share in the Company. The fair value of share options granted from this scheme is measured based on a Black-Scholes model and takes into account an estimate of the extent to which a non-vesting condition will fail to be met by the participants during the savings contract period.

Other share-based award plans

The Wolfson Microelectronics 2006 Performance Share Plan

This long term incentive plan was approved by shareholders, at an Extraordinary General Meeting on 16 February 2006. The first grant of contingent share awards was made on 10 March 2006 to executive directors and senior management as part of a long term incentive plan and further awards were made to senior management in September and October 2006. During 2007, 2008, 2009, 2010 and 2011, further grants of contingent share awards were made to executive directors and senior management as part of the long term incentive arrangements. In 2012 and 2013, contingent nil cost option awards were granted to executive directors and senior management in respect of the long term incentive arrangements. No consideration was paid for any of these awards. The fair value is determined by reference to the market value of the shares at the date of grant. The contingent share awards and the contingent nil cost option awards granted in the financial years 2011, 2012 and 2013 respectively have non-market related vesting conditions and therefore the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations.

The Wolfson Microelectronics 2010 Senior Executive Deferred Bonus Plan

This deferred bonus plan was approved by shareholders at the Company’s Annual General Meeting in May 2010 and the first awards were granted under this Plan on 29 June 2010. Participation in this Plan in 2010, 2011, 2012 and in 2013 by the executive directors and senior managers was not compulsory. For 2010, 2011, 2012 and 2013, up to 50% of the net (after tax) bonus earned in 2009, 2010, 2011 and 2012 respectively, by those executive directors and senior managers who elected to participate in the Plan, was applied in the acquisition of shares in the Company. If those shares are held for three years, the Company will match them 1:1 on a gross basis subject to the achievement of a specified non-market related performance condition. The fair value of the contingent matching share awards is determined by reference to the market value of the shares at the date of grant. The contingent matching share awards granted in 2012, 2011 and 2010 have non-market related vesting conditions and therefore the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations. No contingent matching share awards were issued under this Plan in 2013 as none of the executive directors and none of the senior managers chose to participate to this Plan in 2013.

The Wolfson Microelectronics 2009 Staff Share Award Plan

In 2009 the Company established this employee share scheme (formerly named The Wolfson Microelectronics 2009 Staff Performance Share Plan) which allows the grant of contingent share awards to employees (excluding directors), the vesting of those shares being dependent on the individual remaining an employee of the Group throughout the specified period. This scheme was approved by the shareholders of the Company at the Annual General Meeting in May 2010. Awards from this scheme prior to May 2010 can only be satisfied from shares held in the employee share trusts, which have been purchased in the market, rather than by new issue shares. In accordance with this share scheme, no amounts are payable by the employees in respect of the grant of these contingent share awards. The Company issued contingent share awards from this scheme to employees during 2009, 2010, 2011, 2012 and 2013.

The fair value of the contingent share awards is determined by reference to the market value of the shares at the date of grant. The contingent share awards have non-market related vesting conditions and therefore the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations.

For the awards made in 2009, 2010, 2011, 2012 and 2013, the contingent share awards will vest in three equal tranches on each anniversary of the grant date over a 3 year period such that the third tranche vests on the date 3 years after the date of award subject to the award holder remaining an employee within the Group throughout that vesting period unless the award holder leaves employment within the Group as a result of one of the specified circumstances defined in the rules of the Scheme.

The Wolfson Microelectronics 2008 Staff Performance Share Plan

In 2008 the Company established a staff share scheme, The Wolfson Microelectronics 2008 Staff Performance Share Plan, which allows the grant of contingent share awards to employees, the vesting of those shares being dependent on the individual remaining an employee of the Group throughout the specified period. Awards from this scheme can only be satisfied from shares held in the employee share trusts, which have been purchased in the market, rather than by new issue shares. No amounts are payable by the employees in respect of the grant of these contingent share awards. The Company issued contingent share awards from this scheme to employees during 2008 and also to specific employees in 2013. No awards were granted from this scheme in the period from 2009 to 2012.

The fair value of contingent share awards from this Plan is determined by reference to the market value of the shares at the date of grant. The contingent share awards have non-market related vesting conditions and therefore the likelihood of vesting has been taken into account when determining the relevant charge. Vesting assumptions are reviewed during each reporting period to ensure they reflect current expectations. For the awards made in 2013, the contingent share awards vest on the date three years after the date of grant, subject to the award holder having remained an employee within the Group throughout that period unless the award holder leaves employment within the Group as a result of one of the specified circumstances defined in the rules of the Scheme.

Share option plans

The terms and conditions of the share option grants which were outstanding at any time during the 52 week period ended 29 December 2013 are as follows, whereby all options are settled by the physical delivery of shares:

	Grant date / employees entitled	Number of options	Vesting conditions	Contractual life of options
1.	Option grant to employees at 30 July 2004	232,885	Four years of service*	10 years
2.	Option grant to directors and senior management at 30 July 2004	119,805	Employed during vesting period and increase of RPI plus 15% per annum in EPS in 2006 over EPS in 2003 (there was a sliding scale for lower performance)	10 years
3.	Option grant to employees at 10 March 2005	160,335	Four years of service*	10 years
4.	Option grant to directors and senior management at 10 March 2005	114,719	Three years of service and increase of RPI plus 15% per annum in EPS in 2007 over EPS in 2004 (there was a sliding scale for lower performance)	10 years
5.	Option grant to employees at 10 March 2005	5,000	Four years of service*	10 years
6.	Option grant to employees at 7 September 2005	20,000	Four years of service*	10 years
7.	Option grant to employees at 16 March 2006	318,250	Four years of service*	10 years
8.	Option grant to employees at 2 May 2006	9,000	Four years of service*	10 years
9.	Option grant to employees at 24 August 2006	155,000	Four years of service*	10 years
10.	Option grant to employees at 25 September 2006	30,000	Four years of service*	10 years
11.	Option grant to employees at 26 October 2006	2,000	Four years of service*	10 years
12.	Option grant to employees at 27 November 2006	15,000	Four years of service*	10 years
13.	Option grant to employees at 5 February 2007	26,000	Three years of service**	10 years
14.	Option grant to employees at 5 February 2007	453,775	Three years of service**	10 years
15.	Option grant to employees at 5 February 2007	292,950	Employed during vesting period of one year and to the extent that specific business performance objectives are achieved in the financial year 2007	10 years
16.	Option grant to employees at 5 February 2007	3,983	Three years of service**	10 years
17.	Option grant to employees at 5 February 2007	3,080	Employed during vesting period of one year and to the extent that specific business performance objectives are achieved in the financial year 2007	10 years
18.	Option grant to employees at 6 August 2007	10,000	Three years of service**	10 years
19.	Option grant to employees at 5 September 2007	9,400	Three years of service**	10 years
20.	Option grant to employees at 7 November 2007	10,000	Three years of service**	10 years
21.	Option grant to employees at 5 December 2007	10,000	Three years of service**	10 years
22.	Option grant to employees at 6 March 2008	17,000	Three years of service**	10 years
23.	Option grant to employees at 9 June 2008	5,000	Three years of service**	10 years
24.	Option grant to executive directors and senior management at 19 March 2009	419,995	Employed during the three year performance period. Performance conditions were a share price appreciation target and cash conservation (each measure having 50% weighting).	10 years
25.	Option grant to senior management at 2 September 2009	10,638	Employed during the three year performance period. Performance conditions were a share price appreciation target and cash conservation (each measure having 50% weighting).	10 years
26.	Option grant to executive directors and senior management at 19 March 2010	698,057	Employed during the three year performance period. Performance conditions were non-market related.	10 years
27.	Option grant to employees at 19 March 2010	4,012	Three years of service**	10 years

28.	Option grant to executive directors, senior management and employees at 1 September 2010	191,956	Three years of service and subject to a three year Sharesave savings contract in accordance with the approved SAYE scheme	3.5 years
29.	Option grant to senior management and employees at 30 November 2011	887,960	Three years of service and subject to a three year Sharesave savings contract in accordance with the approved SAYE scheme	3.5 years

30.	Option grant to senior management and employees at 30 August 2012	136,000	Three years of service and subject to a three year Sharesave savings contract in accordance with the approved SAYE scheme	3.5 years

31.	Option grant to executive directors, senior management and employees at 27 November 2013	394,447	Three years of service and subject to a three year Sharesave savings contract in accordance with the approved SAYE scheme	3.5 years

*	25% of the options granted can be exercised one year after the grant date and then, by equal monthly installments, thereafter for the next three years.
**	One third of the options granted can be exercised one year after the grant date, a further third on the second anniversary of the grant date and the final third of the options granted can be exercised on the third anniversary of the grant date.

The number and weighted average exercise prices of share options are as follows:

	52 weeks ended 29 December 2013		52 weeks ended 30 December 2012
	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)	Number of options
Outstanding at the beginning of the period	198.8	4,371,800	193.4	5,990,745
Lapsed during the period	174.5	(1,087,371)	192.4	(1,388,238)
Exercised during the period	99.4	(120,326)	118.5	(366,707)
Granted during the period	114.0	394,447	154.0	136,000

Outstanding at the end of the period	200.2	3,558,550	198.8	4,371,800
Exercisable at the end of the period	255.8	2,274,321	256.9	2,456,490

The options outstanding at 29 December 2013 have an exercise price in the ranges as summarised below:

Exercise price range	Number of options outstanding at 29 December 2013	Weighted average remaining contractual life
		(years)

90 to 92 pence	1,123,161	2.5
114 to 154 pence	516,519	3.4
161 to 186 pence	419,780	0.8
204.5 to 256 pence	316,541	0.8
258 to 293.42 pence	706,736	3.2
304 to 479 pence	475,813	2.4

	3,558,550	2.4

The weighted average share price during the 52 week period ended 29 December 2013 was 173.8 pence per share (52 week period ended 30 December 2012: 191.8 pence per share)

The fair value of services received in return for share options granted is measured by reference to the fair value of share options granted. The estimate of the fair value of the services received is measured based on a Black-Scholes model.

Fair value of share options and assumptions	Directors	Directors	Senior Management	Senior Management	Other employees	Other employees
	2013	2012	2013	2012	2013	2012
Fair value at measurement date (pence)	39.1	—	39.1	56.0	39.1	56.0
Share price (pence)	149.75	—	149.75	209.25	149.75	209.25
Exercise price (pence)	114.0	—	114.0	154.0	114.0	154.0
Expected volatility	41.5%	—	41.5%	41.9%	41.5%	41.9%
Option life (weighted average life)	3	—	3	3	3	3
Expected dividends	Nil	—	Nil	Nil	Nil	Nil
Risk free interest rate (based on UK government bonds)	0.72%	—	0.72%	0.49%	0.72%	0.49%

The expected volatility is based on the historical volatility (calculated based on the weighted average remaining life of the share options), adjusted for any expected changes to future volatility based on publicly available information.

For share options granted to employees in 2013, in 2012, in 2011 and in 2010, the requirement that the employee has to save in order to accumulate funds to pay for the exercise cost of the share options in accordance with the Save As You Earn Scheme is a non-vesting condition. This feature has been incorporated into the fair value at grant date by applying a discount to the valuation obtained. The discount has been determined by estimating the probability that the employee will stop saving based on historic behaviour.

The share options granted in 2010 to senior management and directors, in respect of the long term incentive plan arrangements, have non-market performance conditions. Non-market performance conditions are not taken into account in the grant date fair value measurement of the services received.

The Wolfson Microelectronics plc 2006 Performance Share Plan

The fair value of the contingent share awards and the contingent nil cost options granted from this Plan is the market value of the Company’s shares on the date of the award.

	Number of contingent performance shares / contingent performance nil cost options	Weighted average fair value
		(pence)

Outstanding as at 31 December 2012	4,329,772	200.60
Awarded in the period	2,311,876	191.13
Vested in the period	—	—
Lapsed in the period	(1,121,288)	177.95

Outstanding as at 29 December 2013	5,520,360	201.23

The Wolfson Microelectronics plc 2010 Senior Executive Deferred Bonus Plan

Contingent matching share awards were granted under this scheme on 29 June 2010, on 14 March 2011 and on 15 March 2012 to the executive directors and senior managers. The fair value of the contingent matching shares is the market value of the Company’s shares on the date of the award. There are non-market related performance and vesting conditions attaching to these awards.

	Number of contingent performance shares	Weighted average fair value
		(pence)
Outstanding as at 31 December 2012	140,235	183.38
Awarded in the period	—	—
Vested in the period	—	—
Lapsed in the period	(118,905)	172.25

Outstanding as at 29 December 2013	21,330	245.44

The Wolfson Microelectronics plc 2009 Staff Share Award Plan

The fair value of the contingent shares is the market value of the Company’s shares on the date of the award.

	Number of contingent shares	Weighted average fair value
		(pence)
Outstanding as at 31 December 2012	1,064,714	183.8
Awarded in the period	776,843	191.2
Vested in the period	(564,025)	177.5
Lapsed in the period	(93,489)	195.2

Outstanding as at 29 December 2013	1,184,043	190.8

The Wolfson Microelectronics plc 2008 Staff Performance Share Plan

The fair value of the contingent shares granted from this Plan is the market value of the Company’s shares on the date of the award.

	Number of contingent shares	Weighted average fair value
		(pence)
Outstanding as at 31 December 2012	—	—
Awarded in the period	137,000	195
Lapsed in the period	(4,000)	195

Outstanding as at 29 December 2013	133,000	195

Employee expenses	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012
	$000	$000
Share options granted in 2009	—	(4)
Share options granted in 2010	46	(285)
Share options granted in 2011	135	166
Share options granted in 2012	62	14
Share options granted in 2013	7	—
Performance shares awarded in 2009	—	(97)
Performance shares awarded in 2010	(266)	(757)
Performance shares awarded in 2011	(1,993)	1,131
Performance shares awarded in 2012	995	1,008
Performance shares awarded in 2013	844	—
Contingent shares awarded in 2009	—	16
Contingent shares awarded in 2010	37	174
Contingent shares awarded in 2011	223	580
Contingent shares awarded in 2012	456	730
Contingent shares awarded in 2013	1,141	—

Total share-based payment expense recognised in personnel expenses (note 6)	1,687	2,676

The total share-based payment expense for the Group for the 52 weeks ended 29 December 2013 of $1,687,000 (52 weeks ended 30 December 2012: $2,676,000) includes an expense of $13,000 (2012:$50,000 expense) in respect of non-equity settled share based payments.

20. Trade and other payables

	Group
	2013	2012
	$000	$000

Non-current liabilities
Other payables	483	1,622

Current liabilities
Trade payables	10,954	24,326
Amounts due to subsidiaries	—	—
Non-trade payables	5,266	4,929
Accruals	3,989	7,938
Deferred income	757	509

	20,966	37,702

The Group’s exposure to currency and liquidity risk related to trade and other payables is disclosed in note 22.

21. Provisions

	Restructuring and severance	Total
	$000	$000

Balance at 31 December 2012	—	—
Provisions made in the period	2,395	2,395
Provisions used in the period	(1,395)	(1,395)

Balance at 29 December 2013	1,000	1,000

Restructuring and severance

During the 52 week period ended 29 December 2013, a total provision of $2,395,000 was recognised by the Group. This comprised: a severance provision of $1,500,000 (for the Group and Company) as a result of the skills transition to a higher proportion of software engineers to support market requirements in the first half of the year; and then a provision of $895,000 for the Group in respect of the cost reduction plan announcement in the second half of 2013. The provision is mainly in respect of employee termination costs.

22. Financial Instruments and Financial Risk Management

The Group’s principal financial instruments as at 29 December 2013 comprise cash and cash equivalents. The main purpose of these financial instruments is to finance the Group’s operations. The Group has other financial instruments which mainly comprise trade receivables and trade payables which arise directly from its operations. In addition, during 2013, the Company entered into forward foreign exchange contracts some of which remain in place as at 29 December 2013.

In 2013, a large proportion of the Company’s structural exposure to fluctuations in the US dollar to Sterling exchange rate (see ‘Currency risk’ section below) was hedged by the Company entering into forward foreign exchange contracts in 2012. During 2012, the Board of Directors of the Company decided that forward foreign exchange contracts should be entered into by the Company up to twelve months forward in order to hedge a large proportion of the US dollar to Sterling exchange rate exposure, which arises on Sterling denominated overhead expenditure. This hedging policy continued to be adopted in 2013.

The Group does not hold or issue derivative financial instruments for trading purposes.

Exposure to market risk (which includes currency and interest rate risk) and credit risks arises in the normal course of the Group’s business.

The Group has a Treasury Committee which is chaired by J Grant and its other members are the Chief Executive Officer, the Chief Financial Officer, and RK Graham (and, with effect from 31 January 2014, C. Ginman). This Committee meets periodically, as required, and it reviews the Group’s overall financial risk management including specific areas, such as foreign exchange risk, interest-rate risk, credit risk and liquidity management. The Committee reports to, and makes recommendations to, the Board regarding these matters.

Accounting classifications and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include the fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

As at 29 December 2013		Carrying amount					Fair value
	Notes	Fair value- hedging instruments	Designated at fair value	Loans and receivables	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$000	$000	$000	$000	$000	$000	$000	$000	$000
Financial assets measured at fair value
Forward foreign exchange contracts used for hedging	16	2,389	—	—	—	2,389	—	2,389	—	2,389
Financial assets not measured at fair value
Trade and other receivables	15	—	—	28,899	—	28,899
Cash and cash equivalents	17	—	—	25,886	—	25,886
Short-term deposits	17	—	—	—	—	—

		—	—	54,785	—	54,785

Financial liabilities measured at fair value
Contingent consideration	22	—	(3,207)	—	—	(3,207)	—	—	(3,207)	(3,207)

Financial liabilities not measured at fair value
Trade and other payables	20	—	—	—	(18,242)	(18,242)

As at 30 December 2012		Carrying amount					Fair value
	Notes	Fair value- hedging instruments	Designated at fair value	Loans and receivables	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$000	$000	$000	$000	$000	$000	$000	$000	$000
Financial assets measured at fair value
Forward foreign exchange contracts used for hedging	16	621	—	—	—	621	—	621	—	621
Financial assets not measured at fair value
Trade and other receivables	15	—	—	37,805	—	37,805
Cash and cash equivalents	17	—	—	19,974	—	19,974
Short-term deposits	17	—	—	28,000	—	28,000

		—	—	85,779	—	85,779

Financial liabilities measured at fair value
Contingent consideration	22	—	(4,265)	—	—	(4,265)	—	—	(4,265)	(4,265)

Financial liabilities not measured at fair value
Trade and other payables	20	—	—	—	(35,059)	(35,059)

Measurement of fair values

The basis of determining fair values is disclosed in note 2(x). The fair values together with the carrying amounts shown in the balance sheet are shown in the preceding tables.

The following section summarises the major methods and assumptions used in estimating the fair values of financial instruments reflected in the preceding table, other than for financial instruments set out in note 2 (x):

Fair value hierarchy

The preceding tables analyse financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Where the carrying amounts of short-term receivables and payables approximate to their fair values, these fair values are not required to be disclosed separately in the fair value hierarchy tables above.

i.	Valuation techniques and significant unobservable inputs

The following table shows the valuation techniques used in measuring Level 2 and Level 3 fair values as well as the significant unobservable inputs used.

Financial instruments measured at fair value

Type	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement
Contingent consideration	The fair value is determined by considering the expected payment, discounted to present value using a risk-adjusted discount rate. The expected payment is determined by considering the possible scenarios in respect of: the business milestones (in relation to the contingent consideration for the Sonaptic acquisition) or the utilisation of pre-acquisition tax losses (in relation to the contingent consideration for the Dynamic Hearing acquisition); the amount to be paid under each scenario; and the probability of each scenario.

•  Probability assessments regarding extent of: achievement of milestones (in relation to the contingent consideration for the Sonaptic acquisition) ; and utilisation of pre-acquisition tax losses (in relation to the contingent consideration for the Dynamic Hearing acquisition)

•  Estimated timing of: achievement of milestones; and utilisation of pre-acquisition tax losses.

•  Risk adjusted discount rate

The estimated fair value would increase if:

•  The assessment of probability was higher in respect of achieving the relevant milestones and / or utilising the pre-acquisition losses.

•  The estimated timing, of achievement of milestones and / or use of the pre-acquisition tax losses, was earlier

•  The risk-adjusted discount rate was lower

Forward foreign exchange contracts	The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate (based on government bonds).	Not applicable	Not applicable

Trade and other receivables / payables

All trade and other receivables and payables, except for $0.5 million included in other payables (2012: $1.6 million), have a remaining life of less than one year. The nominal amount is deemed to reflect the fair value.

ii.	Level 3 fair values

Reconciliation of Level 3 fair values

The following table contains a reconciliation from the balances at the start and end of the period for fair value measurements in Level 3 of the fair value hierarchy.

	2013	2012
	$000	$000

Balance at start of the period	(4,265)	(5,987)
Amounts of consideration paid in the period	1,773	3,200
Total gains and losses recognised in profit or loss (note 7)	(115)	(252)
Revision to contingent consideration recognised in goodwill (note 12)	(600)	(1,226)
Arising from business combination (note 10)	—	—

Balance at end of the period	(3,207)	(4,265)

The change in the value of contingent consideration of $115,000 recognised in the 52 week period ended 29 December 2013 relates to the unwinding of the notional interest and is recognised as part of the finance cost in the consolidated income statement (note 7). The change in the value of contingent consideration of $600,000, recognised as an adjustment to goodwill (note 12) in the consolidated balance sheet in the 52 week period ended 29 December 2013, relates to the reassessment in the period of the timing and probability of payment of the consideration.

Financial risk management objectives and policies

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Group’s income or the value of its holdings of financial instruments. The management of market risk involves the control of market risk exposures within acceptable parameters, while optimising the return having regard to risk.

Currency risk

The Group operates internationally and is exposed to currency risk on purchases, sales and cash and cash equivalents that are denominated in a currency other than United States dollars. The currencies giving rise to this risk are primarily Pounds Sterling, Yen and Euros. Foreign exchange risk arises from transactions, recognised assets and liabilities and net investments in foreign operations.

In financial periods prior to 2008, the Group did not use foreign exchange contracts to hedge its currency risk. This policy was reviewed during 2008 and resulted in the Group deciding to enter into forward foreign exchange contracts primarily to hedge some of the Group’s exposure to fluctuations in the US dollar to Sterling exchange rate in 2009. During 2009, 2010 and 2011, the Group entered into forward foreign exchange contracts each quarter to hedge a large proportion of the Group’s structural exposure to fluctuations in the US dollar to Sterling exchange rate for the following quarter. In 2012 and 2013, the Group hedged its estimated foreign currency exposure in respect of its Sterling denominated overhead costs over the financial year. As at 29 December 2013, the Group have hedged its estimated foreign currency exposure in respect of its Sterling denominated overhead costs over the following ten months. The forward foreign exchange contracts, in place as at 29 December 2013, have a maturity of one to ten months from that date. The forward foreign exchange contracts, in place as at 29 December 2013, are designated cash flow hedges, in accordance with the accounting policy at note 2 (f).

The majority of the Group’s revenue and cost of sales are denominated in US dollars. Approximately 30% (2012:30% approximately) of the Group’s operating costs, other than cost of sales, are denominated in US dollars. The vast majority of the operating expenses are denominated in Pounds Sterling.

For those monetary assets and liabilities held in currencies other than US dollars, the Group ensures that the net exposure is kept to an acceptable level by selling or buying foreign currencies at spot rates where necessary to address short-term imbalances.

The Group has investments in foreign operations whose net assets are exposed to currency translation risk. This currency exposure arising from the net assets of the Group’s foreign operations is not significant and there is currently no requirement for borrowings, therefore this exposure is not managed through borrowings denominated in the relevant foreign currencies.

Financial assets and financial liabilities by currency		2013	2012
	Notes	$000	$000

US dollar trade and other receivables	15	26,570	35,463
Other currencies – trade and other receivables	15	2,329	2,342
US dollar cash and cash equivalents	17	22,694	18,463
Sterling cash and cash equivalents	17	817	(357)
Other currencies – cash and cash equivalents	17	2,375	1,868
US dollar short-term deposits	17	—	28,000
Sterling derivatives used for hedging	16	2,389	621

Other currencies - trade and other payables	20	(6,553)	(11,355)
US dollar trade and other payables	20	(14,896)	(27,969)

The following significant exchange rates applied during the periods:

	Average rate		Spot rate at balance sheet date
	2013	2012	2013	2012
	$	$	$	$
GBP 1:	1.5653	1.5807	1.6471	1.6154
EUR 1:	1.3283	1.2857	1.3745	1.3217
JPY 1:	0.0105	0.0125	0.0095	0.0116
AUD 1:	0.9821	1.0314	0.8865	1.0371

Interest rate risk

The Group earn interest from bank deposits and they hold money market deposits with highly credit rated financial institutions. During 2013, the Group have held cash on deposits with a range of maturities from one to six months. This can vary in view of changes in US and UK interest rates and the Group’s cash requirements.

The Group and the Company’s cash and cash equivalents are subject to floating interest rates. As the maturities of bank deposits are less than one year, they are classified as floating rate financial assets.

Sensitivity analysis

At 29 December 2013, it is estimated that a general increase of one percentage point in interest rates would improve the Group’s result before tax by approximately $260,000 (as at 30 December 2012: $500,000).

It is estimated that a decrease of one cent in the US dollar / Sterling exchange rate would have improved the Group’s result before tax by approximately $300,000 for the 52 week period ended 29 December 2013 (2012: $300,000). There were forward foreign exchange contracts in place during 2012, 2013, as at 30 December 2012 and as at 29 December 2013.

It is estimated that a decrease of one cent in the US dollar / Sterling exchange rate would have reduced the fair value of assets for derivatives used for hedging as at 29 December 2013 by approximately $250,000 (as at 30 December 2012: $300,000 decrease in the fair value of assets for derivatives used for hedging).

Credit risk

The Group has no significant concentrations of credit risk. The exposure to credit risk is mitigated by selling to a diverse range of customers and, where necessary, obtaining either letters of credit or payments in advance. The Group establishes a specific allowance for impairment if a loss is estimated in respect of trade and other receivables.

Counterparties for cash and short-term deposits are limited to financial institutions which have a high credit rating. The Group has policies that limit the amount of credit exposure to any financial institution and these have been reviewed regularly during the period.

Exposure to credit risk

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet. Therefore the maximum exposure to credit risk at the reporting date was:

	Notes	2013	2012
		$000	$000

Trade and other receivables	15	28,899	37,805
Cash and cash equivalents	17	25,886	19,974
Short-term deposits	17	—	28,000

		54,785	85,779

The Group’s maximum exposure to credit risk for trade receivables at the reporting date by geographical region was:

	Note	2013	2012
		$000	$000
Japan		2,957	1,944
Asia Pacific		15,088	16,294
Americas		2,711	9,071
Europe and rest of world		4,711	6,640

	15	25,467	33,949

Impairment losses

The aged profile of the Group’s trade receivables at the reporting date was:

	2013		2012
	Gross	Impairment	Gross	Impairment
	$000	$000	$000	$000
Not past due	18,068	—	25,890	—
Past due 0 to 30 days	5,213	—	6,039	(2)
Past due 31 to 60 days	1,847	—	1,279	(2)
Past due 61 to 90 days	83	—	756	(11)
More than 90 days	633	(377)	127	(127)

	25,844	(377)	34,091	(142)

The movement in the allowance for impairment in respect of trade receivables during the period was as follows:

	2013	2012
	$000	$000
Balance at start of the period	142	147
Written off against irrecoverable trade receivable	(14)	(5)
Impairment loss recognised	249	—

Balance at end of the period	377	142

The allowance in respect of trade receivables is used to record impairment losses unless the Group is satisfied that no recovery of the amount owing is possible; at that point the amount considered irrecoverable is written off against the trade receivable directly.

Based on past experience, the Group believes that no further impairment allowance is necessary in respect of trade receivables which are past due.

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group regularly reviews its cash flow requirements on a rolling quarterly basis. During 2013, short-term US dollar deposits are placed with financial institutions which have a high credit rating. The deposits are usually placed so that at least one deposit matures each month.

As at 29 December 2013 the Group had cash and cash equivalents of $25,886,000 (as at 30 December 2012: $19,974,000) and short-term deposits of $nil (as at 30 December 2012: $28,000,000). On 31 January 2014 the Company has agreed a three year $25 million committed line of credit with its principal bankers (note 28).

Maturity analysis

There are amounts totalling $3.2 million (2012: $4.3 million) included in non-trade payables of which $3.2 million (2012: $3.2 million) falls due within one year and $nil (2012: $1.1 million) in one to three years from the balance sheet date. These balances are the contingent consideration amounts as at 29 December 2013 relating to acquisitions of subsidiaries made in 2007 and in 2011.

The following are the contractual maturities of financial liabilities. The disclosure shows the gross cash inflow and outflow amounts for derivatives that have simultaneous gross cash settlement (for example forward foreign exchange contracts):

Group as at 29 December 2013	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years
	$000	$000	$000	$000	$000	$000
Non-derivative financial liabilities
Trade and other payables	(21,449)	(23,931)	(23,435)	(12)	(320)	(164)

	(21,449)	(23,931)	(23,435)	(12)	(320)	(164)

Group as at 30 December 2012	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years
	$000	$000	$000	$000	$000	$000
Non-derivative financial liabilities
Trade and other payables	(39,324)	(42,521)	(36,213)	(3,400)	(2,728)	(180)

	(39,324)	(42,521)	(36,213)	(3,400)	(2,728)	(180)

The following table indicates the periods in which the cash flows associated with derivatives that are cash flow hedges are expected to occur and the periods in which the cash flows associated with derivatives that are cash flow hedges are expected to impact profit or loss.

Group	Carrying amount	Expected cash flows	6 months or less	6 to 12 months
	$000	$000	$000	$000
as at 29 December 2013
Forward foreign exchange contracts:
Assets	2,389	2,375	1,765	610

as at 30 December 2012
Forward foreign exchange contracts:
Assets	621	684	616	68

Capital Management

The Board’s policy is to maintain a strong balance sheet so as to maintain investor, customer, and creditor and market confidence and to sustain the future development of the business. The Group and the Company are equity financed and the directors view the 116.78 million ordinary shares in issue (see note 18) as the principal capital being managed in the business. The Company has been equity financed since October 2003 when the Company listed its ordinary 0.1 pence shares on the London Stock Exchange with the principal purpose to increase the Company’s equity capital, to create a public market in its ordinary shares and strengthen the Company’s balance sheet, in order to provide increased security and confidence to the Company’s customers and suppliers in a sector known for its underlying trading volatility.

Purchase of own shares

As a matter of policy, the Company may from time to time purchase its own shares on the market, the timing of these purchases depends on market prices. The Company will only purchase its own shares when, in the light of market conditions prevailing at the time, the Board believes that the effect of such purchases is in the best interest of shareholders generally. Other investment opportunities, appropriate gearing levels and the overall position of the Company will be taken into account before the Company purchases its own shares. At the Annual General Meeting held on 25 April 2013 the shareholders granted the Company the authority to purchase, in the market, its own ordinary shares up to a maximum of 11,664,394 ordinary shares. In 2013 and in 2012, the Company did not purchase any of its own shares. This policy will be reviewed by the Board on a regular basis.

Dividends

The Company’s current policy, which is kept under regular review, is to retain future earnings for the development and expansion of the business. Payment of any future dividends will be at the discretion of the Board after taking into account various factors, including the Company’s current and future cash requirements, development plans and operating results.

Management of cash and cash equivalents and short-term deposit balances

The $20.4 million loss reported before tax for the 52 week period ended 29 December 2013 ($9.4 million loss for the 52 week period ended 30 December 2012), reduces to a loss before interest, tax, depreciation and amortisation (‘EBITDA’) of $8.5 million once non-cash depreciation and amortisation are added back, compared to a profit before interest, tax, depreciation and amortisation of $0.2 million in 2012. Non-cash share-based compensation amounted to $1.7 million in 2013 against $2.6 million in 2012. With revenues in 2013 being nearly flat compared to revenues for the financial year 2012, a decrease in trade and other receivables and inventories of $9.5 million, also trade payables and provisions decreased by a net $16.0 million, resulted in a net working capital outflow of $6.5 million in 2013. After milestone payments of $1.8 million, capital expenditure of $7.6 million and various other small cash movements, the total cash, cash equivalents and short-term deposits balance decreased by $22.1 million to $25.9 million as at 29 December 2013 (as at 30 December 2012: $48.0 million).

In October 2013 the Company announced a restructure programme with the objective of lowering the overhead cost base by $10 million per annum, with full effect from the end of the first quarter of 2014. In addition, in January 2014 the Company has agreed a three year $25 million committed line of credit with its principal bankers (note 28). With no debt and cash and cash equivalents of $25.9 million at 29 December 2013, a lowered cost base by $10 million per annum and a $25 million credit line, the Company has more than sufficient cash resources to maintain and grow the business.

23. Operating leases

Total future minimum lease payments under non-cancellable operating lease rentals are payable as follows:

	2013	2012
	$000	$000
Expiring in:
Less than one year	168	407
Between one and five years	1,269	2,808
More than five years	3,983	—

	5,420	3,215

None of these leases includes contingent rentals.

During the 52 week period ended 29 December 2013, $1,743,000 was recognised as an expense in the consolidated income statement in respect of operating leases (52 week period ended 30 December 2012: $2,220,000).

24. Capital Commitments

As at 29 December 2013, the Group had entered into contracts to purchase property, plant and equipment and computer software for $4,590,000 (2012: $7,815,000) of which $4,042,000 is expected to be settled in 2014 and $548,000 in 2015.

25. Related parties

Identity of related parties

The Company has a related party relationship with its subsidiaries (see note 26), with the employee share trusts (see notes 18 and 19) and with its directors.

Transactions with key management personnel

Key management personnel compensation

In addition to their salaries, the Group and Company also provide non-cash benefits to executive directors and contribute to a defined contribution pension plan on their behalf. The executive directors also participate in the Group’s share option schemes and other long term incentive plans (see note 19). Details of the directors’ remuneration are contained in the Directors’ Remuneration Report section of the Annual Report and Accounts 2013.

Key management personnel compensation, in respect of the executive and non-executive directors of the Company, comprised:

	52 weeks ended 29 December 2013	52 weeks ended 30 December 2012
	$000	$000

Short-term employee benefits	1,290	1,509
Post-employment benefits	58	55
Share-based payments (fair value)	146	284

	1,494	1,848

The share-based payments figures in the table above are the share-based payments expense amounts recognised in the Group and Company financial statements in the period in respect of the share-based awards of the executive directors.

Key management personnel and director transactions

Directors of the Company and their immediate relatives control 1.2% of the voting ordinary shares of the Company. G Collinson was appointed as a non executive director of the Company on 1 September 2008. From April 2005 to July 2007, G Collinson served as a non-executive director of Sonaptic Limited and he was also a shareholder of Sonaptic Limited. G Collinson held 6,667 ‘A’ ordinary shares in Sonaptic Limited. Wolfson Microelectronics plc acquired the entire issued share capital of Sonaptic Limited on 23 July 2007. G Collinson received initial consideration of $279,208 (net of professional fees and charges) at the time of acquisition, from Wolfson Microelectronics plc and, following the release of the amount of initial consideration held in escrow on 29 January 2009, a further $22,240 (net of professional fees and charges). The terms of the acquisition were such that contingent consideration was payable to the shareholders of Sonaptic Limited. Therefore, as part of the consideration for his shares held in Sonaptic Limited as at the date of acquisition, G Collinson is entitled to receive, subject to the achievement of specific business milestones, a proportion of the contingent consideration from Wolfson Microelectronics plc in accordance with the terms of the share purchase agreement entered into on 23 July 2007 between the Company and the selling shareholders of Sonaptic Limited. In the 52 week period ended 29 December 2013, $14,053 of contingent consideration was paid to G Collinson by the Company (2012: $28,105). G Collinson did not and will not participate in any discussion nor final decisions by the Board regarding the achievement of milestones and payment of contingent consideration.

Other related party transactions

During the 52 week period ended 29 December 2013, subsidiaries earned commission income from the Company of $12.0 million (2012: $11.9 million) and the Company provided management services to the subsidiaries totalling $2.7 million (2012: $2.7 million). The Company provided a loan of $3.02 million to its wholly owned subsidiary, Wolfson Microelectronics Australia Holding Pty Ltd, in 2011 and none of that loan was repaid in 2012 nor in 2013. The loan was increased by $ 0.2 million in 2013. Interest receivable by the Company on the total loan balance amounted to $0.2 million in 2013 (2012: $0.3 million).

As explained in note 10, Wolfson Dynamic Hearing Pty Ltd joined the Group following its acquisition on 30 September 2011. The Company continued to license technology from Wolfson Dynamic Hearing and incurred costs, primarily relating to that license and development activities of $2.1 million during the 52 week period ended 29 December 2013 ($1.7 million during 52 week period ended 30 December 2012). As at 29 December 2013 the Company owed its subsidiaries $6,218,000 (2012: $5,766,000) and $3,901,000 was owed by the subsidiaries (2012: $3,470,000 owed by the subsidiaries). No dividends were received from the subsidiaries in 2013 or in 2012.

There are two employee share trusts: The Wolfson Microelectronics No.1 Employees’ Share Trust (‘the No.1 Trust’) and The Wolfson Microelectronics No. 2 Employees’ Share Trust (‘the No.2 Trust’). These trusts did not receive additional loans from the Company in the 52 week period ended 29 December 2013 nor in the 52 week period ended 30 December 2012; the Trusts repaid $nil of the loans (2012: $nil) and as at 29 December 2013, $38,846,000 of these loans were outstanding (as at 30 December 2012: $38,846,000). During the 52 week period ended 29 December 2013 the No.1 Trust purchased 754 (2012: 1,981) of the Company’s ordinary shares, for a total consideration of $2,000 (2012:$7,000), for the purposes of fulfilling awards under The Wolfson Microelectronics 2006 Performance Share Plan, The Wolfson Microelectronics 2009 Staff Share Award Plan and to satisfy certain share option awards (note 19). There were 2,392,522 of the Company’s ordinary shares, in total, held by the No.1 and the No.2 Trusts as at 29 December 2013 (as at 30 December 2012: 2,938,837 ordinary shares).

26. Group Entities

Significant subsidiaries

	Notes	Country of incorporation	Principal activity	Ownership interest
				2013	2012
				%	%
Wolfson Microelectronics, Inc.		United States of America	Sales agency	100	100
Wolfson Microelectronics Pte. Ltd		Singapore	Sales agency	100	100
Sonaptic Limited		England	Research & development	100	100
Wolfson Dynamic Hearing Pty Ltd	10	Australia	Development of sound enhancement software & technology	100	100
Wolfson Microelectronics Australia Holding Pty Ltd		Australia	Holding company	100	100

Sonaptic Limited has three wholly owned subsidiaries: Sonaptic, Inc. (incorporated in the United States of America); Wolfson Microelectronics KK (incorporated in Japan); and Wolfson Microelectronics Korea Limited (incorporated in South Korea). The principal activity of each of these companies is sales agency.

All of these companies are included in the consolidated financial statements of Wolfson Microelectronics plc from the date on which control commenced.

27. Accounting estimates and judgements

The Board considered the relevance, selection, implications and disclosure of the Group’s critical accounting policies and estimates and the application of these policies and estimates.

The criteria for assessing the accounting for development expenditure are set out in the accounting policy at note 2(e) (ii).

Key sources of estimation uncertainty

Impairment testing for cash-generating units containing goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2 (k). The carrying amount of goodwill as at 29 December 2013 is shown in note 12. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations. These calculations require the use of estimates for the timing and amount of projected cash flows (note 12). The effect of reducing the estimated revenues earned over the period of the cash flow projections, by up to 50%, indicate that such a significant reduction of the projected cash flows from the expected level would not cause the recoverable amount of the cash-generating unit to fall below the carrying amount. In addition, the effect of a change of 5 percentage points in the discount rate applied to the projected cash flows would have no impact on the carrying value of goodwill as at 29 December 2013.

Deferred tax assets

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the tax losses can be utilised. Management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

The Group has significant tax losses carried forward on which a deferred tax asset of $14.5 million (2012: $12.3 million) is recognised as at 29 December 2013 (note 13). In considering the forecasts of future taxable profits, the Board has also considered the specific current commitments from customers, the impact of the cost reduction actions recently taken and the Company’s recent strategic transformation and track record and likely positive impact on profitability and break-even point.

The Group has a further $5.9 million (2012:$5.7 million) of tax losses carried forward. These losses relate to subsidiaries that have a history of tax losses and may not be used to offset taxable income elsewhere in the Group. The subsidiaries neither have any taxable temporary differences nor any tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognise deferred tax assets on those tax losses carried forward. If the Group was able to recognise all unrecognised deferred tax assets, the result for the 52 week period ended 29 December 2013 and equity would have increased by $1.8 million. Further details are disclosed in note 13.

Inventories

Inventories are stated at the lower of cost and net realisable value. Some items included in inventories are written down to their net realisable value based on assumptions about future demand and market conditions. If actual market conditions are less favourable than those projected by management, then inventory may be required to be written down by additional amounts. The carrying amount of inventories as at 29 December 2013 is shown in note 14. The effect of writing down 1% of the Group’s inventory as at 29 December 2013 would be a charge of $0.2 million in the income statement. The assessment of whether an inventory write down is required is dependent on the circumstances prevailing at the time of that assessment.

Employee post-employment benefits – defined benefit pensions

The determination of the Group’s obligations and expense for defined benefit pensions is dependent on the selection, by the Board of Directors, of assumptions used by the pension scheme actuary in calculating these amounts. The assumptions applied are described in note 19 and include, amongst others, discount rate and mortality rates. While the directors consider that the assumptions are appropriate, significant differences in the actual experience or significant changes in assumptions may materially affect the amount of the Group’s future pension obligations, actuarial gains and losses included in the statement of comprehensive income in future years and the future financial expenses. The carrying amount of the liability for defined benefit obligations as at 29 December 2013 is shown in note 19. It is estimated that a 0.1% decrease in the discount rate, with all other assumptions remaining unchanged, would cause the present value of defined benefit pension obligations as at 29 December 2013 to increase by approximately $0.5 million. Other sensitivities in respect of the assumptions are provided in note 19.

Share-based payments

The Group’s share-based payments expense is based on the fair value of the share-based awards. The estimation of the fair values for share-based payments is dependent, in respect of share options, on the selection by the Board of Directors of assumptions applied in the valuation model. The assumptions applied are described in note 19 and include, amongst others, expected volatility, the weighted average expected life of the instruments and the risk free rate. While the directors consider that the assumptions are appropriate, changes in these assumptions may materially affect the amount of the expense recognised for share-based payments. The share-based payments expense recognised in the 52 weeks ended 29 December 2013 is shown in note 19.

In accordance with the accounting policy 2(n) (iii), the amount recognised as a share-based payment expense is adjusted during the vesting period to reflect the number of awards for which the related service and non-market vesting conditions are expected to be met. During the vesting period, it is therefore necessary to make an assessment of the extent to which such share-based payments are likely to vest. While the directors consider that such estimated assessments are appropriate, changes in these assessments during the vesting period may materially affect the amount of the expense recognised for share-based payments in a particular accounting period.

Contingent consideration

The amount of contingent consideration that is recognised as being payable, as part of business combinations, is dependent upon assumptions regarding the timing and probability of payment of the consideration. Where the amount and payment of the consideration is dependent on the achievement of specified milestones it is necessary to assess the likelihood and timing of those milestones being achieved. Contingent consideration was payable by the Group upon the acquisitions, in 2007, of Oligon Limited and of Sonaptic Limited and also upon the acquisition in 2011 of Dynamic Hearing Pty Limited (note 10). As at 29 December 2013, a total of $3.2 million is included in other payables, within current liabilities, in respect of the remaining balance of the contingent consideration for those acquisitions (note 12). While the directors consider that the assumptions regarding the timing and probability of payment of the consideration are appropriate, significant changes in these assumptions may materially affect the liability for contingent consideration, with a corresponding change to goodwill (in respect of the contingent consideration for the Sonaptic Limited acquisition) or with a corresponding amount recognised in profit or loss (in respect of the contingent consideration for the acquisition of Dynamic Hearing Pty Limited). It is estimated that if the probability of one of the milestones being achieved altered by 10% then the liability for contingent consideration would change by approximately $0.5 million.

28. Post balance sheet event

On 31 January 2014 the Company entered into a three year $25 million committed working capital facility with The Royal Bank of Scotland plc, its principal bankers. The Company has granted the bank a bond and floating charge over the assets of the Company as security for this facility.